CF# 3710004686

PURCHASE AND SALE AGREEMENT

BETWEEN

TDC TANGLEWOOD REAL ESTATE OWNER, L.L.C.
AS SELLER

AND

VERSITY INVEST, LLC
AS PURCHASER

DATED April 11, 2022

TABLE OF CONTENTS

Page No.

PURCHASE AND SALE AGREEMENT
The Hayworth Apartments, Houston, Harris County, Texas

This Purchase and Sale Agreement (this "**Agreement**") is made and entered into by and between Purchaser and Seller.

RECITALS

A. Defined terms are indicated by initial capital letters. Defined terms shall have the meaning set forth herein, whether or not such terms are used before or after the definitions are set forth.

B. Purchaser desires to purchase the Property and Seller desires to sell the Property, all upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual terms, provisions, covenants and agreements set forth herein, as well as the sums to be paid by Purchaser to Seller, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Purchaser and Seller agree as follows:

ARTICLE 1
BASIC INFORMATION

Section 1.1 **Certain Defined Terms**. The following defined terms shall have the meanings set forth below:

1.1.1	**Seller**:	**TDC TANGLEWOOD REAL ESTATE OWNER, L.L.C.**, a Delaware limited liability company
1.1.2	**Purchaser**:	**VERSITY INVEST, LLC**, a Delaware limited liability company
1.1.3	**Purchase Price**:	$105,500,000.00
1.1.4	**Earnest Money**:	$750,000.00 (the "Initial Earnest Money"), including interest thereon, to be deposited in accordance with Section 3.1 below, to be increased by an additional $750,000.00 (the "Additional Earnest Money") for a total of $1,500,000.00, plus interest thereon, pursuant to Section 3.1.
1.1.5	**Title Company**:	Chicago Title Insurance Company 609 Main Street, Suite 2350 Houston, Texas 77002 Attn.: Karen Highfield Telephone number: (713) 238-9145 E-mail: karen.highfield@fnf.com
1.1.6	**Escrow Agent**:	Chicago Title Insurance Company

1.1.7 **Broker**: Walker & Dunlop Investment Sales, LLC
2200 Post Oak Blvd., Suite 1000
Houston, Texas 77056
Attention: Ryan Epstein
Telephone: (713) 456-7394
E-mail: repstein@walkerdunlop.com

1.1.8 **Effective Date**: The date on which this Agreement is executed by the latter to sign of Purchaser or Seller, as indicated on the signature page of this Agreement. If the execution date is left blank by either Purchaser or Seller, the Effective Date shall be the execution date inserted by the other party.

1.1.9 **Title and Survey Review Period**: The period ending ten (10) days after Purchaser's receipt of the initial Title Commitment and the copy of Seller's existing survey delivered to Purchaser under the Access Agreement (defined below), but in any event not later than the expiration of the Inspection Period.

1.1.10 **Inspection Period**: The period that began on the Access Agreement Effective Date (defined below) and expired at 7:00 p.m. Houston, Texas time on the date that is thirty (30) days after the Access Agreement Effective Date.

1.1.11 **Closing Date**: The date which is thirty (30) days after the Effective Date; provided, however, Purchaser shall have one (1) option to extend the Closing Date for up to twenty (20) days by taking the following actions no later than three (3) business days prior to the scheduled Closing Date: (a) delivering $250,000.00 (the "Extension Fee") to Escrow Agent and (b) delivering written notice to Seller and Escrow Agent that Purchaser is exercising its option to extend the Closing Date as provided herein, and directing Escrow Agent to release a portion of the Earnest Money equal to $500,000.00 to Seller. The Extension Fee shall be applicable to the Purchase Price at Closing, but the Extension Fee and such portion of the Earnest Money released in connection with Purchaser exercising its right to extend the Closing Date as set forth in this Section 1.1.13 shall be non-refundable to Purchaser in all events once delivered to Seller (except solely in the event of a termination of this Agreement in accordance with the terms hereof on account of (i) Seller's default under this Agreement, (ii) the failure of a condition to the Closing that benefits Purchaser as set forth herein to be satisfied or waived, or (iii) as otherwise

expressly provided in this Agreement, in which case, Seller shall promptly remit the Extension Fee and any Earnest Money received to Purchaser).

Section 1.2 **Closing Costs**. Closing costs shall be allocated and paid as follows:

COST	RESPONSIBLE PARTY
Title Commitment required to be delivered pursuant to Section 5.1.	Seller
Premium for Title Policy required to be delivered pursuant to Section 5.4.	Seller
Premium for any upgrade of Title Policy for any additional coverage and any endorsements desired by Purchaser, any inspection fee charged by the Title Company, tax certificates, municipal and utility lien certificates, and any other Title Company charges	Purchaser
Costs of Survey	Purchaser
Costs of any revisions, modifications or recertifications to Survey	Purchaser
Costs for UCC searches	Purchaser
Recording fees	Seller
Any deed taxes, documentary stamps, transfer taxes, intangible taxes, mortgage taxes or other similar taxes, fees or assessments	Seller
Any escrow fee charged by Escrow Agent for holding the Earnest Money or conducting the Closing	Purchaser: ½ Seller: ½
Real Estate Sales Commission to Broker	Seller
All other closing costs, expenses, charges and fees	According to the custom for commercial real estate transactions in Harris County, Texas

Section 1.3 **Notice Addresses**:

Purchaser:
Versity Invest, LLC
20 Enterprise, Suite 400
Aliso Viejo, California 92656
Attention: Frank Muhlon
Telephone: (877) 827-6272
E-mail: frankm@versityinvest.com

Copy to:
Mosley LLP
5900 South Lake Forest Drive, Suite 300
McKinney, Texas 75070
Attention: Paul E. Mosley
Telephone: (949) 719-2343
E-mail: pmosley@mosleyllp.com

Seller:
TDC Tanglewood Real Estate Owner, L.L.C.
1900 West Loop South, Suite 1300
Houston, Texas 77027
Attn: B. Jeff Knowles
Phone: (713) 231-1639
Email: jeff.knowles@transwestern.com

Copy to:
Holland & Knight LLP
1722 Routh Street, Suite 1500
Dallas, Texas 75201
Attention: Mark M. Sloan
Telephone: (214) 969-1574
E-mail: Mark.Sloan@hklaw.com

ARTICLE 2
PROPERTY

Section 2.1 **Property**. Subject to the terms and conditions of this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the following property (collectively, the "**Property**"):

2.1.1 **Real Property**. The land described in **Exhibit A** attached hereto (the "**Land**"), together with (a) all improvements located thereon ("**Improvements**"), (b) all right, title and interest of Seller, if any, in and to the rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or in anywise appertaining thereto, including, without limitation, all right, title and interest of Seller, if any, in and to all air, water, mineral, oil and gas rights appurtenant to the Land, and (c) all right, title, and interest of Seller, if any, in and to all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining the Land (collectively, the "**Real Property**").

2.1.2 **Leases**. All of Seller's right, title and interest in all leases of the Real Property (other than License Agreements), together with leases which may be made by Seller after the Effective Date and prior to Closing as permitted by this Agreement (the "**Leases**"), and all security or other deposits made pursuant to the Leases (the "**Tenant Deposits**").

2.1.3 **Tangible Personal Property**. All of Seller's right, title and interest in the equipment, machinery, furniture, furnishings, supplies and other tangible personal property, if any, owned by Seller and now or hereafter located in and used in connection with the operation, ownership or management of the Real Property, including, without limitation, the tangible personal property described on **Exhibit H-1** attached hereto, but specifically excluding any items of personal property owned or leased by Seller's property manager and identified by Seller in writing or owned by tenants at or on the Real Property (collectively, the "**Tangible Owned Personal Property**") and further excluding any items of personal property owned by third parties and licensed or leased to Seller as described in **Exhibit H-2** attached hereto (collectively, the "**Tangible Licensed Personal Property**").

2.1.4 **Intangible Personal Property**. All of Seller's right, title and interest, if any, in all intangible personal property related to the Real Property and the Improvements, including, without limitation: all trade names and trademarks associated with the Real Property and the Improvements, including Seller's rights and interests, if any, in the name of the Real Property; the plans and specifications and other architectural and engineering drawings for the Improvements, if any (to the extent owned by Seller and assignable without cost to Seller); contract rights related to the operation, ownership, management or construction or repair of the Real Property, including maintenance, service, construction, supply and equipment rental contracts, to the extent listed on **Exhibit I-2** attached hereto (collectively, the "**Service Contracts**") (but only to the extent assignable without cost to Seller and only to the extent Seller's obligations thereunder are expressly assumed by Purchaser pursuant to this Agreement at Closing); warranties (to the extent assignable without cost to Seller and subject to the limitations provided for below); governmental permits, approvals, certificates of occupancy, entitlements, development rights, maps, consents and licenses, if any (to the extent assignable without cost to Seller) (the "**Permits and Approvals**"); telephone exchange numbers (to the extent assignable without cost to Seller); web sites used for the Real Property and Improvements, including www.hayworthtanglewood.com, and all social media accounts relating to the Real Property and Improvements, including all Twitter, Instagram, Facebook and similar social media accounts; all photos, floorplans and advertising materials; all lists of prospective tenants; and all data files from management software used in connection with the operation of the Real Property and Improvements (all of the items described in this Section 2.1.4 collectively referred to as the "**Intangible Personal Property**"); provided, however, in the event that any of the above Intangible Personal

Property is assignable to Purchaser only with a certain cost to Seller, Seller shall advise Purchaser as to the cost and Purchaser shall have the option of paying such costs to Seller (or the applicable assignor), in which case Seller shall assign such items of the Intangible Personal Property to Purchaser at no cost to Seller (or, if not assigned at Closing to Purchaser, Seller or the applicable party shall retain same). Tangible Personal Property and Intangible Personal Property shall not include (a) any appraisals or other economic evaluations of, or projections with respect to, all or any portion of the Property, including, without limitation, budgets prepared by or on behalf of Seller or any affiliate of Seller, (b) any documents, materials or information which are subject to attorney/client, work product or similar privilege, which constitute attorney communications with respect to the Property and/or Seller, or which are subject to a confidentiality agreement, and (c) any trade name, mark or other identifying material that includes the name "Transwestern", "TDC" or any derivative of the foregoing.

2.1.5 **License Agreements**. All of Seller's right, title and interest in and to all agreements for the leasing or licensing of rooftop space or equipment, telecommunications equipment, cable access and other space, equipment and facilities that are located on or within the Real Property and generate income to Seller as the owner of the Real Property to the extent such agreements are described, but only to the extent such agreements are described on **Exhibit I-1** attached hereto (the "**License Agreements**"). Unless otherwise provided herein, Purchaser shall assume the obligations of the "lessor" or "licensor" under all License Agreements that arise or are to be performed after the date of the assignment, some or all of which may be non-cancelable.

ARTICLE 3
EARNEST MONEY

Section 3.1 **Deposit and Investment of Earnest Money**. Within three (3) business days of the Effective Date, Purchaser shall deposit the Initial Earnest Money and Additional Earnest Money with Escrow Agent. The Initial Earnest Money, the Additional Earnest Money, to the extent deposited in accordance with this Section 3.1, and any and all interest accruing thereon, are hereinafter collectively referred to as the "Earnest Money". Escrow Agent shall invest the Earnest Money in government insured interest-bearing accounts satisfactory to Seller and Purchaser, shall not commingle the Earnest Money with any funds of Escrow Agent or others, and shall promptly provide Purchaser and Seller with confirmation of the investments made. Such account shall have no penalty for early withdrawal, and Purchaser accepts all risks with regard to such account.

Section 3.2 **Independent Consideration**. If Purchaser elects to terminate this Agreement for any reason and is entitled to receive a return of the Earnest Money pursuant to the terms hereof, the Escrow Agent shall first disburse to Seller One Hundred and No/100 Dollars ($100.00) as independent consideration for Seller's performance under this Agreement ("**Independent Consideration**"), which shall be retained by Seller in all instances.

Section 3.3 **Form; Failure to Deposit**. The Earnest Money shall be in the form of a certified or cashier's check or the wire transfer to Escrow Agent of immediately available U.S. federal funds. If Purchaser fails to timely deposit any portion of the Earnest Money within one (1) business day following the expiration of the time periods required, Seller may terminate this Agreement by written notice to Purchaser at any time prior to the actual receipt by Escrow Agent of such deposit from Purchaser, in which event any Earnest Money that has previously been deposited by Purchaser with Escrow Agent shall be immediately delivered to Seller and thereafter the parties hereto shall have no further rights or obligations hereunder, except for rights and obligations which, by their terms, survive the termination hereof.

Section 3.4 **Disposition of Earnest Money**. The Earnest Money shall be applied as a credit to the Purchase Price at Closing. In the event of a termination of this Agreement by either Seller or

Purchaser for any reason permitted under this Agreement, Escrow Agent is authorized to deliver the Earnest Money to the party hereto entitled to same pursuant to the terms hereof on or before the tenth (10th) business day following receipt by Escrow Agent and the non-terminating party of written notice of such termination from the terminating party, unless the other party hereto notifies Escrow Agent that it disputes the right of the other party to receive the Earnest Money. In such event, Escrow Agent may interplead the Earnest Money into a court of competent jurisdiction in the county in which the Earnest Money has been deposited. All attorneys' fees and costs and Escrow Agent's costs and expenses incurred in connection with such interpleader shall be assessed against the party that is not awarded the Earnest Money, or if the Earnest Money is distributed in part to both parties, then in the inverse proportion of such distribution. Notwithstanding any other provision of this Agreement, the Earnest Money at all times shall be refundable to Purchaser, and returned to Purchaser by Seller and/or Escrow Agent, as applicable, upon request (i) in the event this Agreement is terminated or the Closing fails to occur as a result of a Seller default under this Agreement, (ii) in the event this Agreement is terminated or the Closing fails to occur because of the failure of a condition to the Closing in this Agreement that benefits Purchaser which is not waived by Purchaser, or (iii) as otherwise expressly provided in this Agreement.

ARTICLE 4
DUE DILIGENCE

Section 4.1 **Due Diligence Materials To Be Delivered**. Prior to the Effective Date, Seller has delivered or made available to Purchaser via a dropbox or other similar shared file site substantially all of the information set forth on **Exhibit F** attached hereto, to the extent such items are in the possession or control of Seller or its property management company (collectively, the "**Property Information**").

Section 4.2 **Due Diligence Materials To Be Made Available**. Prior to the Effective Date, Seller has made available to Purchaser for Purchaser's review, and will continue to make available for Purchaser's review, at the offices of Seller's property manager or at the Property, the following items and information (the "**Additional Property Information**"), to the extent such items are in the possession or control of Seller or its property management company, and Purchaser at its expense shall have the right to make copies of same:

4.2.1 **Lease Files**. All lease files for all tenants, including the Leases, amendments, guaranties, any letter agreements and assignments which are then in effect ("**Lease Files**");

4.2.2 **Maintenance Records and Warranties**. Maintenance work orders for the twelve (12) months preceding the Effective Date and warranties, if any, on roofs, air conditioning units, fixtures and equipment;

4.2.3 **Plans and Specifications**. All building plans and specifications relating to the Property; and

4.2.4 **Licenses, Permits and Certificates of Occupancy**. Licenses, permits, and certificates of occupancy relating to the Property.

Section 4.3 **Physical Due Diligence**. Commencing on the Access Agreement Effective Date and continuing until the earlier of termination of this Agreement or Closing, Purchaser has had and shall continue to have reasonable access to the Property as provided in, pursuant to and in accordance with the terms and conditions of that certain Access and Confidentiality Agreement (the "**Access Agreement**") dated March 8, 2022 (the "**Access Agreement Effective Date**") by and between Seller and Purchaser, the terms of which are incorporated herein by reference. Notwithstanding anything to the contrary set forth in the

Access Agreement, the Access Agreement shall continue in full force and effect until the earlier of termination of this Agreement or Closing.

Section 4.4 **Due Diligence**. The Inspection Period has expired as of the Effective Date. Purchaser was given until 7:00 p.m. Houston, Texas time on the last day of the Inspection Period in which to (a) examine, inspect, and investigate the Property Information and the Additional Property Information (collectively, the "**Property Documents**") and the Property and, in Purchaser's sole and absolute judgment and discretion, determine whether the Property is acceptable to Purchaser and (b) obtain all necessary internal approvals to consummate the transaction contemplated by this Agreement. As a result of the expiration of the Inspection Period, (i) this Agreement shall continue in full force and effect, (ii) all of the Earnest Money is non-refundable except as provided in Section 3.4, and (iii) Purchaser is deemed to have acknowledged that it has conducted all inspections and tests of the Property that it considers important.

Section 4.5 **Return of Documents and Reports**. Upon any termination of this Agreement (other than arising out of a Seller default hereunder), Purchaser shall provide to Seller copies of all third party reports, investigations and studies, other than economic analyses, appraisals and valuations and other than legal analysis memoranda (collectively, the "**Reports**" and, individually, a "**Report**") prepared for Purchaser in connection with its due diligence review of the Property, including, without limitation, any and all Reports involving structural or geological conditions, environmental, hazardous waste or hazardous substances contamination of the Property, if any. The Reports shall be delivered to Seller without any liability to Seller and without representation or warranty from Purchaser as to the completeness or accuracy of the Reports or any other matter relating thereto. Purchaser's obligation to deliver the Property Documents and the Reports to Seller shall survive the termination of this Agreement.

Section 4.6 **Service Contracts**. As of the Effective Date, Purchaser has advised Seller in writing of the Service Contracts it will assume and the Service Contracts Purchaser requests that Seller deliver written termination prior to Closing, provided Seller has no obligation to terminate, and Purchaser shall be obligated to assume, any Service Contracts which by their terms cannot be terminated without penalty or payment of a fee. Seller shall deliver on or prior to Closing notices of termination of all Service Contracts that are not so assumed. Purchaser must assume the obligations arising from and after the Closing Date under those Service Contracts (a) that Purchaser has agreed to assume, or that Purchaser is obligated to assume pursuant to this Section 4.6, and (b) for which a termination notice is delivered prior to Closing but for which termination is not effective until after Closing.

Section 4.7 **Proprietary Information; Confidentiality**. Purchaser acknowledges that the Property Documents are Confidential Information (as defined in the Access Agreement) and have been delivered to Purchaser solely to assist Purchaser in determining the feasibility of purchasing the Property. Prior to the Closing, Purchaser shall not use the Property Documents for any purpose other than as set forth in the preceding sentence or as allowed in the Access Agreement. Prior to the Closing, Purchaser shall not divulge the contents of the Property Documents and other information except in strict accordance with the confidentiality standards set forth in the Access Agreement. In permitting Purchaser to review the Property Documents or any other information, Seller has not waived any privilege or claim of confidentiality with respect thereto, and no third party benefits or relationships of any kind, either express or implied, have been offered, intended or created.

Section 4.8 **No Representation or Warranty by Seller**. Purchaser acknowledges that, except as expressly set forth in this Agreement, Seller has not made and does not make any warranty or representation regarding the truth, accuracy or completeness of the Property Documents or the source(s) thereof. Purchaser further acknowledges that some if not all of the Property Documents were prepared by third parties other than Seller. Seller expressly disclaims any and all liability for representations or warranties, express or implied, statements of fact and other matters contained in such information, or for

omissions from the Property Documents, or in any other written or oral communications transmitted or made available to Purchaser, except to the extent of the express representations of Seller set forth in this Agreement. Except for the express representations of Seller set forth in this Agreement or in the documents delivered in connection with the Closing, Purchaser shall rely solely upon its own investigation with respect to the Property, including, without limitation, the Property's physical, environmental or economic condition, compliance or lack of compliance with any ordinance, order, permit or regulation or any other attribute or matter relating thereto. Seller has not undertaken any independent investigation as to the truth, accuracy or completeness of the Property Documents.

Section 4.9 **Purchaser's Responsibilities and Agreement to Indemnify**. Purchaser's inspection, investigation and testing of the Property and review and analysis of the Property Documents remains subject to the terms and conditions of the Access Agreement and this Agreement. For avoidance of doubt, nothing in this Agreement shall reduce, limit or cap Purchaser's restrictions and obligations set forth in the Access Agreement, including, without limitation, Purchaser's indemnity obligations set forth therein.

ARTICLE 5
TITLE AND SURVEY

Section 5.1 **Title Commitment**. As of the Effective Date, Seller has caused the Title Company to prepare and deliver to Purchaser: (a) a current commitment for title insurance or preliminary title report (the "**Title Commitment**") issued by the Title Company, in the amount of the Purchase Price and on a Texas T-1 Standard Form commitment, with Purchaser as the proposed insured, and (b) copies of all documents of record referred to in the Title Commitment as exceptions to title to the Property.

Section 5.2 **New or Updated Survey**. Seller has made a copy of Seller's existing survey of the Property ("**Survey**") available to Purchaser pursuant to Section 4.1 above. Purchaser, at Purchaser's sole cost and expense as set forth in Section 1.2 above, may elect to obtain a new survey or revise, modify, or re-certify the Survey as necessary in order for the Title Company to delete the survey exception from the Title Policy or to otherwise satisfy Purchaser's objectives.

Section 5.3 **Title Review**. During the Title and Survey Review Period, Purchaser shall review title to the Property as disclosed by the Title Commitment and the Survey. Seller shall have no obligation to cure title objections except financing liens or mechanics' or supplier liens created by, under or through Seller, which liens Seller shall cause to be released at or prior to Closing (with Seller having the right to apply the Purchase Price or a portion thereof for such purpose), and Seller shall deliver the Property free and clear of any such financing liens. Seller further agrees to remove any exceptions or encumbrances to title which are voluntarily created by, under or through Seller after the Effective Date without Purchaser's consent (if requested, such consent shall not be unreasonably withheld or delayed). During the Title and Survey Review Period, if Purchaser finds anything contained in the Title Commitment and the Survey objectionable, Purchaser shall, no later than the expiration of the Title and Survey Review Period, notify Seller in writing by specifying such objections in detail; provided that if Purchaser fails to give Seller written notice of objections before the expiration of the Title and Survey Review Period, all defects shown in the Title Commitment or survey shall be deemed to be waived as title objections to Closing this transaction and the same shall constitute Permitted Exceptions (defined below). Seller will have three (3) business days after receipt of Purchaser's objections within which Seller may (but will not be obligated to) attempt to cure such objections. As used herein, the term "**Permitted Exceptions**" shall mean: (i) the specific exceptions (excluding exceptions that are part of the promulgated title insurance form) in the Title Commitment that the Title Company has not agreed to remove from the Title Commitment as of the end of the Title and Survey Review Period and that Seller has not agreed in writing to remove or is not required to remove as provided above; (ii) the standard exceptions that are part of the promulgated title insurance

form that the Title Company has not agreed to delete or modify as of the end of the Title and Survey Review Period; (iii) matters created by, through or under Purchaser; (iv) items shown on the Survey which have not been removed as of the end of the Inspection Period (or if Purchaser does not obtain a Survey, all matters that a current, accurate survey of the Property would show); (v) real estate taxes not yet due and payable; (vi) rights of tenants under the Leases; (vii) rights of tenants or licensees under License Agreements; (viii) the Declaration (defined below); and (ix) any licensees under any Service Contracts not terminated as of Closing.

Section 5.4 **Delivery of Title Policy at Closing**. Seller shall cause Title Company to issue at Closing, or commit at Closing to cause the issuance of, to Purchaser, an owner's title policy in accordance with the Title Commitment, insuring Purchaser's title to the Property in the amount of the Purchase Price, subject only to the Permitted Exceptions (the "**Title Policy**").

ARTICLE 6
OPERATIONS AND RISK OF LOSS

Section 6.1 **Ongoing Operations**. From the Effective Date through the earlier to occur of (i) the termination of this Agreement for any reason and (ii) Closing, Seller shall operate and maintain the Property in the ordinary course of business, and, during the aforementioned time period, shall also comply with the following affirmative obligations:

6.1.1 **Leases, Service Contracts and License Agreements**. Seller shall perform its obligations under the Leases, Service Contracts and License Agreements.

6.1.2 **New Contracts**. Except as provided in Section 6.1.4, Seller will not enter into any contract that will be an obligation affecting the Property subsequent to the Closing, except contracts entered into in the ordinary course of business that are terminable without cause and without the payment of any termination penalty on not more than 30 days' prior notice. Purchaser shall not be obligated to assume any contract entered into after the Effective Date unless Seller has provided Purchaser with reasonable notice of such contract and Purchaser has approved the execution of such contract, which approval shall not be unreasonably withheld or delayed.

6.1.3 **Maintenance of Improvements; Removal of Personal Property**. Subject to Section 6.2 and Section 6.3, Seller shall maintain all Improvements substantially in their present condition (ordinary wear and tear and casualty excepted) and in a manner consistent with the maintenance of a first class apartment project. Seller will not remove any Tangible Owned Personal Property or Tangible Leased Personal Property except as may be required for necessary repair or replacement, and replacement shall be of approximately equal quality and quantity as the removed item of Tangible Owned Personal Property or Tangible Leased Personal Property, as applicable (provided, further, Seller may remove any Tangible Leased Personal Property if the underlying lease thereof is not assumed by Purchaser at Closing). After the Effective Date until the Closing Date, Seller shall maintain insurance coverages covering the Property and its operation in the same amounts as were in effect prior to the Effective Date, but in no event less than the amount required by Seller's lender that maintains a lien encumbering the Property.

6.1.4 **Leasing**. After the Effective Date, Seller will not, without the prior written consent of Purchaser (not to be unreasonably withheld, conditioned or delayed): (a) enter into any new residential Lease with a first-time tenant at the Property unless such Lease (i) utilizes Seller's standard form lease agreement, in all material respects, (ii) is for a term of not more than fourteen (14) months, (iii) includes rental rates that are consistent with prevailing market rates and that are not less than the average rates reflected on the Rent Roll (the "**Rental Guidelines**"), and (iv) such first-time tenant at the Property materially satisfies Seller's customary tenant qualification and screening standards in the ordinary course

of business; (b) enter into, renew or extend any residential Lease with an existing tenant at the Property unless such Lease (i) utilizes Seller's standard form lease agreement, in all material respects, (ii) is for a term or not more than fourteen (14) months and not less than four (4) months (except for extensions of less than four months on a non-recurring basis in the case of special tenant circumstances), and (iii) includes rental rates that are consistent with the Rental Guidelines; (c) terminate any Lease except by reason of a default by the tenant thereunder; (d) grant any rental concessions to a tenant that are inconsistent with the Rental Guidelines; or (e) apply any refundable security deposit held by Seller in connection with any Lease except in the event of a termination of the applicable Lease, in the event of damage to the unit upon move-out or otherwise in the ordinary course of business. If Purchaser's consent is requested by Seller as to any of the foregoing, Purchaser agrees to give Seller written notice of approval or disapproval of the proposed action within three (3) business days after Purchaser's receipt of such notice. If Purchaser does not respond to Seller's request within such time period, then Purchaser will be deemed to have approved such action.

6.1.5 **Conveyances**. Except as provided in this Section 6.1.5, Seller shall not sell or otherwise convey all or any portion of Seller's interest in the Property to any party other than Purchaser (other than and Lease entered into in accordance with this Agreement). Further, Seller shall not encumber the Property (or any portion thereof) with any other matter affecting title to the Property other than: (i) title matters which will be removed by Seller prior to or at the Closing in accordance with this Agreement; (ii) restrictive covenants to be recorded against the Real Property that constitute Property Information that have been provided to Buyer as of the Effective Date, including without limitation the Declaration, or are subsequently approved by Buyer in advance of the execution thereof, such approval not to be unreasonably withheld or delayed; and (iii) easements, licenses and other similar agreements reasonably necessary for Seller's operation and maintenance of the Improvements in accordance with this Agreement that have been approved by Purchaser in advance of the execution and delivery thereof, such approval not to be unreasonably withheld or delayed.

Section 6.2 **Damage**. If prior to Closing the Property is damaged by fire or other casualty requiring repairs in excess of $10,000.00 to repair, Seller shall estimate the cost to repair and the time required to complete repairs and will provide Purchaser written notice of Seller's estimation (the "**Casualty Notice**") as soon as reasonably possible after the occurrence of the casualty.

6.2.1 **Material**. In the event of any Material Damage to or destruction of the Property or any portion thereof prior to Closing, Purchaser may, at its option, terminate this Agreement by delivering written notice to Seller on or before the expiration of 30 days after the date Seller delivers the Casualty Notice to Purchaser (and if necessary, the Closing Date shall be extended to give Purchaser the full thirty-day period to make such election). Upon any such termination, the Earnest Money (less the Independent Consideration) shall be returned to Purchaser and the parties hereto shall have no further rights or obligations hereunder, other than those that by their terms survive the termination of this Agreement. If Purchaser does not terminate this Agreement within said 30-day period, then the parties shall proceed under this Agreement and close on schedule (subject to extension of Closing as provided above), and as of Closing Seller shall assign to Purchaser, without representation or warranty by or recourse against Seller, all of Seller's rights in and to any resulting insurance proceeds (including any rent loss insurance applicable to any period on and after the Closing Date) due Seller as a result of such damage or destruction and Purchaser shall assume full responsibility for all needed repairs, and Purchaser shall receive a credit at Closing for any deductible amount under such insurance policies (but the amount of the deductible plus insurance proceeds shall not exceed the lesser of (a) the cost of repair or (b) the Purchase Price and a pro rata share of the rental or business loss proceeds, if any). For the purposes of this Agreement, "**Material Damage**" and "**Materially Damaged**" means damage which, in Seller's reasonable estimation, exceeds $500,000.00 to repair.

6.2.2 **Not Material**. If the Property is not Materially Damaged, then Purchaser shall not have the right to terminate this Agreement, and Seller shall, at its option, either (a) repair the damage before the Closing in a manner reasonably satisfactory to Purchaser (and if necessary, the Closing Date shall be extended up to 30 days to complete such repairs) or (b) credit Purchaser at Closing for the reasonable cost to complete the repair (in which case Seller shall retain all insurance proceeds [other than rental interruption insurance for the period following the Closing Date, which shall be assigned to Purchaser] and Purchaser shall assume full responsibility for all needed repairs).

Section 6.3 **Condemnation**. If proceedings in eminent domain are instituted with respect to the Property, Purchaser may, at its option, by written notice to Seller given within ten days after Seller notifies Purchaser of such proceedings (and if necessary the Closing Date shall be automatically extended to give Purchaser the full ten-day period to make such election), either: (a) terminate this Agreement, in which case the Earnest Money (less the Independent Consideration) shall be immediately returned to Purchaser and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement, or (b) proceed under this Agreement, in which event Seller shall, at the Closing, assign to Purchaser its entire right, title and interest in and to any condemnation award, and Purchaser shall have the sole right after the Closing to negotiate and otherwise deal with the condemning authority in respect of such matter. If Purchaser does not give Seller written notice of its election within the time required above, then Purchaser shall be deemed to have elected option (b) above.

Section 6.4 **Notice**. Seller shall promptly provide Purchaser reasonably detailed written notice of: (a) any written notices of violations with respect to the Property received by Seller after the Effective Date from any applicable governmental authority; (b) any fire, flood or other similar material casualty which affects more than one unit on the Property; (c) any actual or threatened condemnation (or proceeding in lieu thereof) of which Seller obtains knowledge; (d) any written notice received by or on behalf of Seller claiming that Seller is in material default under any Service Contract or under any Leases; and (e) any written notice received by Seller concerning any pending or threatened litigation or administrative proceeding affecting the Property, Seller or Seller's interest in the Property.

Section 6.5 **Rent Ready**. Seller shall (i) use commercially reasonable efforts (i) to maintain its relations with tenants and vendors; (ii) use commercially reasonable efforts to maintain its current staffing levels for property management personnel for the Property; (iii) cause all units which have been vacant for more than five (5) business days prior to Closing to be in "Rent Ready Condition" on or before Closing, provided, however, that any failure to cause any such units to be in Rent Ready Condition shall in no event be deemed or construed to constitute a breach or default of this Agreement by Seller, and Purchaser's sole and exclusive remedy in the event of any such failure shall be to receive a credit at Closing in the amount of $1,250 per unit which has been vacant for more than five (5) business days prior to Closing which is not in Rent Ready Condition on or before Closing. For purposes of this Agreement, "**Rent Ready Condition**" means the applicable unit has been cleaned and prepared for occupancy for a new tenant in a manner consistent with Seller's current standards for units available for rent.

Section 6.6 **Updates**. Provide to Purchaser upon Purchaser's request, but not more often than once per week, an updated rent roll for the Property in the form previously delivered to Purchaser (the "**Rent Roll**"), and not less than once per month, an updated T12 for the Property.

ARTICLE 7
CLOSING

Section 7.1 **Closing**. The consummation of the transaction contemplated herein ("**Closing**") shall occur on the Closing Date (subject to such Closing Date being extended one (1) time up to twenty (20) days as provided in Section 1.1.13 hereof) at the offices of Escrow Agent (or such other location as

may be mutually agreed upon by Seller and Purchaser). Funds shall be deposited into and held by Escrow Agent in a closing escrow account with a bank satisfactory to Purchaser and Seller. Upon satisfaction or completion of all closing conditions and deliveries, the parties shall direct Escrow Agent to immediately record and deliver the closing documents to the appropriate parties and make disbursements according to the closing statements executed by Seller and Purchaser.

Section 7.2 **Conditions to Parties' Obligation to Close**. In addition to all other conditions set forth herein, the obligation of Seller, on the one hand, and Purchaser, on the other hand, to consummate the transactions contemplated hereunder are conditioned upon the following:

7.2.1 **Representations and Warranties**. The other party's representations and warranties contained herein shall be true and correct in all material respects as of the Effective Date and the Closing Date, except for representations and warranties made as of, or limited by, a specific date, which will be true and correct in all material respects as of the specified date or as limited by the specified date;

7.2.2 **Deliveries**. As of the Closing Date, the other party shall have tendered all deliveries to be made at Closing;

7.2.3 **Actions, Suits, Etc**. There shall exist no pending actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, against the other party that would prevent the other party from performing its obligations under this Agreement; and

7.2.4 **Additional Conditions to Closing that Benefit Purchaser**. The following are additional conditions precedent that benefit Purchaser exclusively:

(a) The Title Company shall be unconditionally committed to issue to Purchaser the Title Policy described in Section 5.4 above;

(b) There shall be no active governmental action, moratorium, proceeding or restriction that could be expected to adversely impact the ability of Purchaser to lease the Property to tenants for residential occupancy in a manner generally consistent with Seller's current operation of the Property, including without limitation, the imposition of any new rent control ordinance or any restriction on the collection of rent from the Property; and

(c) If the recorder's office of Houston County, financial institutions or other service providers required for the Closing to occur are not open for business by reason of COVID and have not provided for an alternative means to accomplish the Closing, then the Closing shall be extended for a period of up to two (2) weeks in order allow for the reopening of services required for the Closing.

So long as a party is not in default hereunder, if any condition to such party's obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date, subject to any applicable notice and cure periods provided in Section 10.1 and Section 10.2, such party may, in its sole discretion, (i) extend the Closing Date by five (5) days to allow the other party the opportunity to satisfy the applicable condition to Closing; provided, however, if the applicable condition to Closing is not satisfied within the aforementioned five-day period and such party has not elected to close as provided in clause (ii) below, this Agreement shall automatically terminate; or (ii) elect to close, notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition. In the event such party elects to close, notwithstanding the non-satisfaction of such condition, said party shall be deemed to have waived said condition, and there shall be no liability on the part of any other party hereto for breaches of representations and warranties of which the party electing to close had knowledge at the Closing.

Section 7.3 **Seller's Deliveries in Escrow**. As of or prior to the Closing Date, Seller shall deliver in escrow to Escrow Agent the following:

7.3.1 **Deed**. A special warranty deed in the form of Exhibit B attached hereto in form acceptable for recordation under the law of the state where the Property is located, executed and acknowledged by Seller, conveying to Purchaser Seller's interest in the Real Property (the "**Deed**");

7.3.2 **Bill of Sale, Assignment and Assumption**. A Bill of Sale, Assignment and Assumption of Leases and Contracts in the form of Exhibit C attached hereto (the "**Assignment**"), executed and acknowledged by Seller, vesting in Purchaser Seller's right, title and interest in and to the property described therein free of any claims, except for the Permitted Exceptions to the extent applicable;

7.3.3 **Conveyancing or Transfer Tax Forms or Returns**. Such conveyancing or transfer tax forms or returns, if any, as are required to be delivered or signed by Seller by applicable state and local law in connection with the conveyance of the Real Property;

7.3.4 **FIRPTA**. A Foreign Investment in Real Property Tax Act affidavit in the form of Exhibit D attached hereto executed with respect to Seller;

7.3.5 **Authority**. Evidence of the existence, organization and authority of Seller and of the authority of the persons executing documents on behalf of Seller reasonably satisfactory to the underwriter for the Title Policy;

7.3.6 **Declaration**. A Declaration of Covenants, Conditions and Restrictions (the "**Declaration**") in the form of Exhibit G executed by Seller and recorded in the real property records of Harris County, prior to the recordation of the Deed, prohibiting until October 31, 2028 ("**Conversion Period**"), the conversion of the Property without the prior written consent of Seller to condominium ownership or any other property ownership regime in which portions of the Property are designated for separate ownership and the remainder of the Property is designated for common ownership, as more specifically set forth in the Declaration.

7.3.7 **Owner's Affidavit**. A standard form of Owner's Affidavit in form and substance acceptable to the Title Company, executed by Seller in favor of the Title Company, sufficient to allow the Title Company to issue the Title Policy without exceptions for parties in possession (other than tenants in possession under the Leases) and without exception for mechanics and supplier liens.

7.3.8 **Updated Rent Roll**. Seller shall deliver a current Rent Roll at the Closing, certified by Seller as true and correct in all material respects, which shall in any event be as current as feasible, but shall be dated not earlier than five (5) days prior to the Closing.

7.3.9 **Additional Documents**. Any additional documents that Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Seller or result in any new or additional obligation, covenant, representation or warranty of Seller under this Agreement beyond those expressly set forth in this Agreement).

Section 7.4 **Purchaser's Deliveries in Escrow**. As of or prior to the Closing Date, Purchaser shall deliver in escrow to Escrow Agent the following:

7.4.1 **Bill of Sale, Assignment and Assumption**. The Assignment, executed and acknowledged by Purchaser;

7.4.2 **Conveyancing or Transfer Tax Forms or Returns**. Such conveyancing or transfer tax forms or returns, if any, as are required to be delivered or signed by Purchaser by applicable state and local law in connection with the conveyance of Real Property;

7.4.3 **Authority**. Evidence of the existence, organization and authority of Purchaser and of the authority of the persons executing documents on behalf of Purchaser reasonably satisfactory to the underwriter for the Title Policy; and

7.4.4 **Additional Documents**. Any additional documents that Seller, Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Purchaser or result in any new or additional obligation, covenant, representation or warranty of Purchaser under this Agreement beyond those expressly set forth in this Agreement).

Section 7.5 **Closing Statements**. As of or prior to the Closing Date, Seller and Purchaser shall deposit with Escrow Agent executed closing statements consistent with this Agreement in the form required by Escrow Agent.

Section 7.6 **Purchase Price**. At or before 2:00 p.m. Houston, Texas time on the Closing Date, Purchaser shall deliver to Escrow Agent the Purchase Price, less the Earnest Money and Extension Fee (if applicable) that is applied to the Purchase Price, plus or minus applicable prorations, in immediate, same-day U.S. federal funds wired for credit into Escrow Agent's escrow account, which funds must be delivered in a manner to permit Escrow Agent to deliver good funds to Seller or its designee on the Closing Date by wire transfer (or by such other reasonable method as requested by Seller); in the event that Escrow Agent is unable to timely deliver good funds to Seller or its designee on the Closing Date, then the closing statements and related prorations will be revised as necessary.

Section 7.7 **Possession**. Seller shall deliver possession of the Property to Purchaser at the Closing subject only to the Permitted Exceptions.

Section 7.8 **Delivery of Books and Records**. After the Closing, Seller shall deliver to the offices of Purchaser's property manager or to the Real Property to the extent in Seller's or its property manager's possession or control: Lease Files; License Agreements; maintenance records and warranties; plans and specifications; licenses, permits and certificates of occupancy; copies or originals of all books and records of account, contracts, and copies of correspondence with tenants and suppliers; all advertising materials; booklets; and keys.

Section 7.9 **Notice to Tenants**. Seller and Purchaser shall each execute, and Purchaser shall deliver to each tenant immediately after the Closing, a notice regarding the sale in substantially the form of Exhibit E attached hereto, or such other form as may be required by applicable state law. This obligation on the part of Purchaser shall survive the Closing.

ARTICLE 8
PRORATIONS, DEPOSITS, COMMISSIONS

Section 8.1 **Prorations**. At Closing, the following items shall be prorated as of the date of Closing with all items of income and expense for the Property being borne by Seller prior to the Closing and by Purchaser from and after (and including) the date of Closing: (i) Tenant Receivables (defined below) and other income and rents that have been collected by Seller as of Closing; (ii) fees and assessments; (iii) prepaid expenses and obligations under Service Contracts; (iv) accrued operating expenses; (v) real and

personal ad valorem taxes ("**Taxes**"); and (vi) any assessments by private covenant for the then-current calendar year of Closing. Specifically, the following shall apply to such prorations and to post-Closing collections of Tenant Receivables:

8.1.1 **Taxes**. If Taxes for the year of Closing are not known or cannot be reasonably estimated, Taxes shall be prorated based on Taxes for the year prior to Closing. If, during the term of this Agreement, Purchaser elects to protest the tax valuation of the Property or pursue any other similar administrative or governmental proceeding relating to the tax valuation of, or tax rate for, the Property for the year 2022, Purchaser may do so at Purchaser's sole cost and expense; provided, however, if Purchaser institutes any such protest or administrative or governmental proceeding during the term of this Agreement, Seller shall provide reasonable assistance to Purchaser, at no additional cost or expense to Seller, with respect to such protest or administrative or governmental proceeding, including without limitation filing any form, application or similar instrument reasonably requested by Purchaser or Purchaser's consultants with regard to such protest. Notwithstanding the foregoing, Seller shall continue to control all tax valuation protests or similar administrative or governmental proceedings relating to the tax valuation of, or tax rate for, the Property applicable to all years prior to 2022, if any, and, if this Agreement terminates prior to Closing for any reason at all, Seller shall have the right, in Seller's sole and absolute discretion, to continue to pursue or withdraw any tax valuation protests or similar administrative or governmental proceedings relating to the tax valuation instituted during the term of this Agreement.

8.1.2 **Utilities**. Purchaser shall take all steps necessary to effectuate the transfer of all utilities to its name as of the Closing Date, and where necessary, post deposits or escrows with the utility companies. Seller shall ensure that all utility meters are read as of the Closing Date. Seller shall be entitled to recover any and all deposits, escrows, bonds or letters of credit held by any utility company, owner's association or any quasi-governmental authority as of the Closing Date.

8.1.3 **Tenant Receivables**. Rents due from tenants under Leases and from tenants or licensees under License Agreements (collectively, "**Tenant Receivables**") and not collected by Seller as of Closing shall not be prorated between Seller and Purchaser at Closing but shall be apportioned on the basis of the period for which the same is payable and if, as and when collected, as follows:

Tenant Receivables and other income received from tenants under Leases and/or tenants or licensees under License Agreements after Closing shall be applied in the following order of priority: (a) first, to payment of the current Tenant Receivables then due for the month in which the Closing Date occurs, which amount shall be apportioned between Purchaser and Seller as of the Closing Date as set forth in Section 8.1 hereof (with Seller's portion thereof to be delivered to Seller); (b) second, to payment of Tenant Receivables first coming due after Closing but applicable to the period of time before Closing (collectively, "**Unbilled Tenant Receivables**"), which amount shall be delivered to Seller; (c) third, to Tenant Receivables first coming due after Closing and applicable to the period of time after Closing, which amount shall be retained by Purchaser; and (d) thereafter, to delinquent Tenant Receivables which were due and payable as of Closing but not collected by Seller as of Closing (collectively, "**Uncollected Delinquent Tenant Receivables**"), which amount shall be delivered to Seller. Any sums received by Purchaser to which Seller is entitled shall be held in trust for Seller on account of such past due rents payable to Seller, and Purchaser shall remit to Seller any such sums received by Purchaser to which Seller is entitled within ten business days after receipt thereof less reasonable, actual costs and expenses of collection, including reasonable attorneys' fees, court costs and disbursements, if any. Seller expressly agrees that if Seller receives any amounts after the Closing Date attributable, in whole or in part, to any period after the Closing Date, such amounts shall be applied as provided above, and Seller shall remit to Purchaser that portion of the monies so received by Seller to which Purchaser is entitled within ten business days after receipt thereof. With respect to Unbilled Tenant Receivables, Purchaser covenants and agrees to bill the same when billable in the ordinary course of business. The provisions of this Section 8.1.3 shall survive the Closing.

Section 8.2 **Leasing Costs**. Seller agrees to pay or discharge at or prior to Closing all leasing commissions, locator fees or "finders' fees" (collectively, "**Leasing Costs**"), if any, that are due and payable prior to Closing with respect to Leases and License Agreements in force as of or prior to the Effective Date; provided, however, that Seller shall have no obligation to pay, and as of Closing Purchaser shall assume the obligation to pay, all (a) Leasing Costs that are due and payable after Closing with respect to Leases and License Agreements in force as of or prior to the Effective Date for which the tenants thereunder have not yet moved into their leased unit, and (b) Leasing Costs incurred with respect to Leases and Lease renewals and extensions executed subsequent to the Effective Date but for which the lease term (or renewal term) becomes effective after Closing.

Section 8.3 **Closing Costs**. Closing costs shall be allocated between Seller and Purchaser in accordance with Section 1.2.

Section 8.4 **Final Adjustment After Closing**. If final bills are not available or cannot be issued prior to Closing for any item being prorated under Section 8.1, then Purchaser and Seller agree to allocate such items on a fair and equitable basis as soon as such bills are available, final adjustment to be made as soon as reasonably possible after the Closing. Payments in connection with the final adjustment shall be due within 30 days of written notice. All such rights and obligations shall survive the Closing.

Section 8.5 **Tenant Deposits**. All tenant and licensee security deposits collected and not applied by Seller (and interest thereon if required by law or contract) shall be transferred or credited to Purchaser at Closing. As of the Closing, Purchaser shall assume Seller's obligations related to tenant and licensee security deposits, but only to the extent they are credited or transferred to Purchaser. Non-refundable deposits, such as pet deposits, shall also be transferred or credited to Purchaser at the Closing.

Section 8.6 **Commissions**. Seller shall be responsible to Broker for a real estate sales commission at Closing (but only in the event of a Closing in strict accordance with this Agreement) in accordance with a separate agreement between Seller and Broker. Broker may share its commission with any other licensed broker involved in this transaction, but the payment of the commission by Seller to Broker shall fully satisfy any obligations of Seller to pay a commission hereunder. Under no circumstances shall Seller owe a commission or other compensation to any broker, agent or person engaged by, through or under or acting on behalf of Purchaser. Any cooperating broker shall not be an affiliate, subsidiary or related in any way to Purchaser. Other than as stated above in this Section 8.6, Seller and Purchaser each represent and warrant to the other that no real estate brokerage commission is payable to any person or entity in connection with the transaction contemplated hereby, and each agrees to and does hereby indemnify and hold the other harmless against the payment of any commission to any other person or entity claiming by, through or under Seller or Purchaser, as applicable. This indemnification shall extend to any and all claims, liabilities, costs and expenses (including reasonable attorneys' fees and litigation costs) arising as a result of such claims and shall survive the Closing.

Section 8.7 **Survival**. The provisions of Article 8 shall survive the Closing and the recording of the Deed.

ARTICLE 9
REPRESENTATIONS AND WARRANTIES

Section 9.1 **Seller's Representations and Warranties**. Seller represents and warrants to Purchaser that:

9.1.1 **Organization and Authority; Conflicts and Pending Actions**. Seller has been duly organized, is validly existing, and is in good standing in the state in which it was formed. Seller has

the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with their terms.

9.1.2 **Conflicts and Pending Action**. There is no agreement to which Seller is a party or, to Seller's knowledge, that is binding on Seller which is in conflict with this Agreement. To Seller's knowledge, there is no action or proceeding pending or, to Seller's knowledge, threatened against Seller or relating to the Property, which challenges or impairs Seller's ability to execute or perform its obligations under this Agreement.

9.1.3 **Notices from Governmental Authorities**. As of the Effective Date, Seller has not received from any governmental authority written notice of any violation of any laws applicable (or alleged to be applicable) to the Real Property or Improvements, or any part thereof, that has not been corrected, except as may be reflected by the Property Documents or otherwise disclosed in writing to Purchaser.

9.1.4 **Prohibited Persons and Transactions**. Seller is currently in compliance with and shall at all times during the term of this Agreement remain in compliance with the regulations of the Office of Foreign Asset Control ("**OFAC**") of the Department of the Treasury (including those named on OFAC's Specially Designated Nationals and Blocked Persons List) and under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

9.1.5 **Tenant Leases**. The rent roll delivered pursuant to the Access Agreement lists all tenants of the Property as of the date hereof, and, to Seller's knowledge, the same rent roll is true, correct and complete in all material respects.

9.1.6 **Service Contracts and License Agreements**. The list of Service Contracts and License Agreements delivered to Purchaser pursuant to the Access Agreement were materially correct and complete as of the date of its delivery. Except as may be disclosed in the Property Documents, Seller has not received any written notice of a material uncured Seller default under any of the Service Contracts.

9.1.7 **No Bankruptcy**. Seller is not involved, whether voluntarily or otherwise, in any bankruptcy, reorganization or insolvency proceeding. Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Seller's creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Seller's assets, (iv) suffered attachment or other judicial seizure of all, or substantially all, of Seller's assets, or (v) admitted in writing Seller's inability to pay Seller's debts as they become due.

9.1.8 **No Violation**. To Seller's knowledge, the execution of and entry into this Agreement, the execution and delivery of the documents and instruments to be executed and delivered by Seller on the Closing Date (collectively, "**Seller's Closing Documents**"), and the performance by Seller of Seller's duties and obligations under this Agreement and of all other acts necessary and appropriate for the consummation of the transactions contemplated by and provided for in this Agreement are not in violation of any contract, agreement or other instrument to which Seller is a party, any judicial order or judgment of any nature by which Seller is bound, or Seller's organizational documents.

9.1.9 **Eminent Domain**. Seller has no knowledge, and has received no written notice from any governmental authorities that eminent domain proceedings for the condemnation of the Property

or any portion thereof are pending or threatened. Seller has no actual knowledge, and has not received any written notice of any pending or threatened action to change the use or zoning of the Property or the imposition of any new special assessments affecting any part of the Property;

9.1.10 **Property Documents**. The Property Documents provided to Purchaser are complete copies of the Property Documents in Seller's possession as they exist in Seller's files (i.e., Seller has delivered to Purchaser a complete copy of the Property Documents to the extent the same exist in Seller's files or are in Seller's possession or control); however, Seller does not represent or warrant to Purchaser the truth, accuracy or completeness of the Property Documents, or any statements of fact or other information contained in the Property Documents, except to the extent expressly set forth in any of Seller's representations and warranties in this Section 9.1.

9.1.11 **Leases**. All occupied units on the Property are occupied subject to a Lease. Seller is the landlord under each of the Leases and has the full power and authority to assign same without obtaining the consent of any third party including, without limitation, the tenant thereunder. None of the Leases grants any rights to purchase any part of the Property. All deposits set forth in the Leases have been collected by the Seller subject to the Seller's rights in the event of a tenant default to use such deposits pursuant to the terms of the Leases and are being held in accordance with Texas law.

9.1.12 **Rent Roll; Leases**. The Rent Roll and operating statements for the Property prepared by Seller and delivered to Purchaser in connection with this Agreement are true and correct in all material respects. The executed current Leases, true and correct copies of which have been delivered by Seller to Purchaser or have been made available to Purchaser for Purchaser's copying at its expense, are and shall be true and correct copies.

9.1.13 **Service Contracts**. The Service Contracts comprise all of the contracts and agreements relating to the operation and maintenance of the Property. Seller has not received any written notice of default by Seller under any of the Service Contracts and, to Seller's knowledge, no default by Seller exists under any of the Service Contracts.

9.1.14 **Hazardous Materials**. Seller has not received any written notice or citation for noncompliance with respect to any applicable Federal, State and local laws and regulations governing Hazardous Materials ("**Environmental Laws**") relating to the Property; and to Seller's knowledge, there are no underground storage tanks under the Property and no Hazardous Materials on or under the Property in quantities or concentrations that require removal or remediation in accordance with applicable Environmental Laws.

9.1.15 **Insurance**. Seller has not received any written notice from any insurance company, governmental agency or other person of any defects or inadequacies in the Property which would materially and adversely affect the insurability or usability of the Property or prevent the issuance of new insurance policies for the Property at present rates.

9.1.16 **Covenants, Conditions and Restrictions**. Seller has not received written notice of any present default or breach under any covenants, conditions, restrictions, rights-of-way or easements which may affect the Property or any portion or portions thereof.

9.1.17 **Certificates of Occupancy**. Certificates of occupancy have been issued for the Improvements, and Seller has not been notified in writing by any governmental authority that it lacks one or more licenses, approvals or permits necessary for the operation of the Improvements as a multi-family residential apartment complex.

9.1.18 **Rent Restrictions**. The Property is not subject to any restrictions imposed by any governmental authority or otherwise as to the amount of rental which may be charged with respect to the units located in the Improvements.

9.1.19 **Rights to Purchase**. Except for Purchaser's right to purchase the Property pursuant to this Agreement, Seller has not granted to any person or entity any option or other right to purchase to the Property that remains in effect, and no person or entity has any option or right to purchase the Property.

9.1.20 **No Liens**. All Improvements and Personal Property attached or appurtenant to, or used in connection with, the Property are owned by Seller (other than any Tangible Licensed Personal Property), free of any liens or encumbrances.

9.1.21 **No Action Against Contractors**. Seller has not commenced nor threatened any construction or construction defect matters against any contractor, engineer or architect with respect to the Property; provided, however, a roof repair is pending under warranty without dispute by the manufacturer.

Section 9.2 **Purchaser's Representations and Warranties**. Purchaser represents and warrants to Seller that:

9.2.1 **Organization and Authority**. Purchaser has been duly organized and is validly existing as a limited liability company in good standing in the State of Delaware and is, or will be if required to acquire the Property, qualified to do business in the state in which the Real Property is located. Purchaser has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Purchaser at the Closing will be, authorized and properly executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Purchaser, enforceable in accordance with their terms.

9.2.2 **Conflicts and Pending Action**. There is no agreement to which Purchaser is a party or, to Purchaser's knowledge, that is binding on Purchaser which is in conflict with this Agreement. To Purchaser's knowledge, there is no action or proceeding pending or, to Purchaser's knowledge, threatened against Purchaser which challenges or impairs Purchaser's ability to execute or perform its obligations under this Agreement.

9.2.3 **ERISA**. Purchaser is not an employee benefit plan (a "**Plan**") subject to the Employee Retirement Income Security Act of 1974, as amended ("**ERISA**"), or Section 4975 of the Internal Revenue Code of 1986, as amended (the "**Code**"), Purchaser's assets do not constitute "plan assets" within the meaning of the "plan asset regulations" (29.C.F.R. Section 2510.3-101), and Purchaser's acquisition of the Property will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

9.2.4 **Prohibited Persons and Transactions**. Neither Purchaser nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of OFAC (including those named on OFAC's Specially Designated Nationals and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.

Section 9.3 **Survival of Representations and Warranties**. The representations and warranties set forth in this Article 9 are made as of the Effective Date and, except as provided in Section 7.2.1, are remade as of the Closing Date and shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive the Closing for a period of six (6) months thereafter (the "**Survival Period**"). Terms such as "**to Seller's knowledge**," "**to the best of Seller's knowledge**" or like phrases mean the actual present and conscious awareness or knowledge of B. Jeff Knowles or Chance Moore (collectively, "**Seller's Representatives**"), without any duty of inquiry or investigation; provided that so qualifying Seller's knowledge shall in no event give rise to any personal liability on the part of Seller's Representatives, or any of them, or any other officer or employee of Seller, on account of any breach of any representation or warranty made by Seller herein. Said terms do not include constructive knowledge, imputed knowledge, or knowledge Seller or such persons do not have but could have obtained through further investigation or inquiry. Seller represents and warrants that Seller's Representatives are the parties employed by or affiliated with Seller that are the most knowledgeable about the Property and its construction and operations. No broker, agent, or party other than Seller is authorized to make any representation or warranty for or on behalf of Seller. Each party shall have the right to bring an action against the other on the breach of a representation or warranty hereunder, but only on the following conditions: (a) the party bringing the action for breach first learns of the breach after Closing and gives written notice of such breach to the other party before the end of the Survival Period and files such action on or before the first day following the second anniversary of the Closing Date, and (b) neither party shall have the right to bring a cause of action for a breach of a representation or warranty unless the damage to such party on account of such breach (individually or when combined with damages from other breaches) equals or exceeds $25,000.00. Neither party shall have any liability after Closing for the breach of a representation or warranty hereunder of which the other party hereto had knowledge as of Closing. Notwithstanding any other provision of this Agreement, Seller's Closing Documents delivered at Closing, or any agreement contemplated by this Agreement, or any rights which Purchaser might otherwise have at law, equity, or by statute, whether based on contract or some other claim, except with respect to Seller's liability arising out of claims based on Seller's fraud or indemnification obligations of Seller that survive Closing, Purchaser agrees that any liability of Seller to Purchaser will be limited to $1,000,000.00 (subject to Section 10.3 hereof regarding attorneys' fees and costs) (the "**Liability Cap**"). The provisions of this Section 9.3 shall survive the Closing. Any breach of a representation or warranty that occurs prior to Closing shall be governed by Article 10.

Section 9.4 **Holdback Funds**. Seller covenants and agrees that Seller shall (i) retain and maintain at all times after Closing during the Survival Period readily available liquid funds in a bank account which is made known to the Purchaser in the amount of the Liability Cap (the "**Holdback Funds**"), and (ii) not distribute the Holdback Funds to its members or investors unless and until such time the Survival Period has expired, and provided further that Purchaser has not made any claims in good faith in writing to Seller of amounts owed to Purchaser by Seller pursuant to the terms and conditions of this Agreement that survive Closing, including Section 9.3 with respect to breach of any representation or warranty of Seller that survives Closing. At such time as the Survival Period has expired, Seller may distribute the Holdback Funds to its members and investors; provided, however, Seller shall refrain from distributing any portion of the Holdback Funds that are necessary, as reasonably determined and agreed to in good faith by Seller and Purchaser in writing, to cover any claims made by Purchaser in good faith in writing to Seller prior to the expiration of the Survival Period of amounts owed to Purchaser by Seller pursuant to the terms and conditions of this Agreement that survive Closing, including Section 9.3 with respect to breach of any representation or warranty of Seller that survives Closing. The provisions of this Section 9.4 shall survive the Closing. Any breach of a representation or warranty that occurs prior to Closing shall be governed by Section 10.1.

ARTICLE 10
DEFAULT AND REMEDIES

Section 10.1 **Seller's Remedies**. If Purchaser fails to consummate the purchase of the Property pursuant to this Agreement or otherwise defaults on its obligations hereunder at or prior to Closing for any reason except failure by Seller to perform hereunder or the failure of a condition to the Closing that benefits Purchaser, or if prior to Closing any one or more of Purchaser's representations or warranties are breached in any material respect, and such default or breach is not cured by the fifth (5th) day after written notice thereof from Seller (Seller hereby agreeing to give such written notice to Purchaser within one business days after Seller first learns of any such default or breach by Purchaser (except no notice or cure period shall apply if Purchaser fails to timely consummate the purchase of the Property hereunder, including without limitation, the timely payment of the Purchase Price hereunder), Seller shall be entitled, as its sole remedy (except as provided in the Access Agreement, Section 8.6, Section 10.3 and Section 10.4 hereof), to terminate this Agreement, recover the Earnest Money and retain the Extension Fee (if applicable) as liquidated damages and not as penalty, in full satisfaction of claims against Purchaser hereunder. Seller and Purchaser agree that Seller's damages resulting from Purchaser's default are difficult, if not impossible, to determine and the Earnest Money and Extension Fee (if applicable) is a fair estimate of those damages which has been agreed to in an effort to cause the amount of such damages to be certain. In the event of Purchaser's default or a termination of this Agreement, Seller shall have all remedies available at law or in equity in the event Purchaser or any party related to or affiliated with Purchaser is asserting any claims or right to the Property that would otherwise delay or prevent Seller from having clear, indefeasible and marketable title to the Property. If Closing is consummated, Seller shall have all remedies available at law or in equity in the event Purchaser fails to perform any obligation of Purchaser under this Agreement which survives Closing, provided that any claims for damages shall be limited to actual damages and shall not include consequential, indirect and special damages, except to the extent any consequential, indirect or special damages are paid by Seller to any third party.

Section 10.2 **Purchaser's Remedies**. If Seller fails to consummate the sale of the Property pursuant to this Agreement or otherwise defaults on its obligations hereunder at or prior to Closing for any reason except failure by Purchaser to perform hereunder, or if prior to Closing any one or more of Seller's representations or warranties are breached in any material respect, and such default or breach is not cured by the earlier of the fifth (5th) day after written notice thereof from Purchaser or the Closing Date (Purchaser hereby agreeing to give such written notice to Seller within one business day after Purchaser first learns of any such default or breach by Seller, except no notice or cure period shall apply if Seller fails to consummate the sale of the Property hereunder), Purchaser shall elect, as its sole remedy, either to (a) terminate this Agreement by giving Seller timely written notice of such election prior to or at Closing and recover the Earnest Money and Extension Fee (if applicable), and, if such default gives rise to the termination of this Agreement by Purchaser (which for purposes of this Section 10.2, includes Seller's failure to consummate the sale of the Property, but, for avoidance of doubt, does not include Purchaser's termination of this Agreement pursuant to any rights hereunder that are unrelated to Seller's default, including termination of this Agreement pursuant to Section 4.4 or Section 5.3), receive reimbursement for its Pursuit Costs (as hereinafter defined), (b) enforce specific performance to consummate the sale of the Property hereunder, or (c) waive said failure or breach and proceed to Closing without any reduction in the Purchase Price. Notwithstanding anything herein to the contrary, Purchaser shall be deemed to have elected to terminate this Agreement if Purchaser fails to deliver to Seller written notice of its intent to file a claim or assert a cause of action for specific performance against Seller on or before thirty (30) days following the scheduled Closing Date or, having given such notice, fails to file a lawsuit asserting such claim or cause of action in the county in which the Property is located within three months following the scheduled Closing Date. However, in the event that Seller has conveyed the Property in violation of this Agreement to any party, entity or aggregation not related to Purchaser, so that the remedy of specific performance is not thereby available to Purchaser, then, in addition to the prompt return of all of the monies set forth in clause (a) of

this Section 10.2 above, Purchaser shall be entitled to the greater of (x) the difference in purchase price between this Agreement and that paid by such third party purchaser, or (y) $2,000,000.00 and any other fees awarded pursuant to Section 10.3 below as liquidated damages and not as penalty, in full satisfaction of claims against Seller hereunder. Seller and Purchaser agree that Purchaser's damages resulting from Seller's default pertaining to the preceding sentence are difficult, if not impossible, to determine and the amounts set forth in the preceding sentence are a fair estimate of those damages which has been agreed to in an effort to cause the amount of such damages to be certain. Purchaser's remedies shall be limited to those described in this Section 10.2 and Section 10.3 and Section 10.4 hereof. As used herein, the term "**Pursuit Costs**" means Seller's actual third party out of pocket costs and expenses incurred to negotiate this Agreement, to investigate the Property, to obtain an acquisition loan or to otherwise consummate the Closing. IN NO EVENT SHALL SELLER'S DIRECT OR INDIRECT PARTNERS, SHAREHOLDERS, OWNERS OR AFFILIATES, ANY OFFICER, DIRECTOR, EMPLOYEE OR AGENT OF THE FOREGOING, OR ANY AFFILIATE OR CONTROLLING PERSON THEREOF HAVE ANY LIABILITY FOR ANY CLAIM, CAUSE OF ACTION OR OTHER LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PROPERTY, WHETHER BASED ON CONTRACT, COMMON LAW, STATUTE, EQUITY OR OTHERWISE; PROVIDED THAT NOTHING SHALL PREVENT PURCHASER FROM PURSUING IMPROPER DISTRIBUTIONS MADE BY SELLER TO OR ON BEHALF OF ANY SUCH PARTIES.

Section 10.3 **Attorneys' Fees**. In the event either party hereto employs an attorney in connection with claims by one party against the other arising from the operation of this Agreement, the non-prevailing party shall pay the prevailing party all reasonable fees and expenses, including attorneys' fees, incurred in connection with such claims.

Section 10.4 **Other Expenses**. If this Agreement is terminated due to the default of a party, then the defaulting party shall pay any fees or charges due to Escrow Agent for holding the Earnest Money as well as any escrow cancellation fees or charges and any fees or charges due to the Title Company for preparation and/or cancellation of the Title Commitment.

ARTICLE 11
DISCLAIMERS, RELEASE AND INDEMNITY

Section 11.1 **Disclaimers By Seller**. Except as expressly set forth in this Agreement or in Seller's Closing Documents, it is understood and agreed that Seller and Seller's agents or employees have not at any time made and are not now making, and they specifically disclaim, any warranties, representations or guaranties of any kind or character, express or implied, with respect to the Property, including, but not limited to, warranties, representations or guaranties as to (a) matters of title (other than Seller's special warranty of title to be contained in the Deed), (b) environmental matters relating to the Property or any portion thereof, including, without limitation, the presence of Hazardous Materials in, on, under or in the vicinity of the Property, (c) geological conditions, including, without limitation, subsidence, subsurface conditions, water table, underground water reservoirs, limitations regarding the withdrawal of water, and geologic faults and the resulting damage of past and/or future faulting, (d) whether, and to the extent to which the Property or any portion thereof is affected by any stream (surface or underground), body of water, wetlands, flood prone area, flood plain, floodway or special flood hazard, (e) drainage, (f) soil conditions, including the existence of instability, past soil repairs, soil additions or conditions of soil fill, or susceptibility to landslides, or the sufficiency of any undershoring, (g) the presence of endangered species or any environmentally sensitive or protected areas, (h) zoning or building entitlements to which the Property or any portion thereof may be subject, (i) the availability of any utilities to the Property or any portion thereof including, without limitation, water, sewage, gas and electric, (j) usages of adjoining property, (k) access to the Property or any portion thereof, (l) the value, compliance with the plans and specifications, size, location, age, use, design, quality, description, suitability, structural integrity,

operation, title to, or physical or financial condition of the Property or any portion thereof, or any income, expenses, charges, liens, encumbrances, rights or claims on or affecting or pertaining to the Property or any part thereof, (m) the condition or use of the Property or compliance of the Property with any or all past, present or future federal, state or local ordinances, rules, regulations or laws, building, fire or zoning ordinances, codes or other similar laws, (n) the existence or non-existence of underground storage tanks, surface impoundments, or landfills, (o) any other matter affecting the stability and integrity of the Property, (p) the potential for further development of the Property, (q) the merchantability of the Property or fitness of the Property for any particular purpose, (r) the truth, accuracy or completeness of the Property Documents, (s) tax consequences, or (t) any other matter or thing with respect to the Property.

Section 11.2 **Sale "As Is, Where Is"**. Purchaser acknowledges and agrees that upon Closing, Seller shall sell and convey to Purchaser and Purchaser shall accept the Property "**AS IS, WHERE IS, WITH ALL FAULTS,**" except to the extent expressly provided otherwise in this Agreement and Seller's Closing Documents delivered to Purchaser at Closing. Except as expressly set forth in this Agreement and Seller's Closing Documents delivered to Purchaser at Closing, Purchaser has not relied and will not rely on, and Seller has not made and is not liable for or bound by, any express or implied warranties, guarantees, statements, representations or information pertaining to the Property or relating thereto (including specifically, without limitation, Property information packages distributed with respect to the Property) made or furnished by Seller, or any property manager, real estate broker, agent or third party representing or purporting to represent Seller, to whomever made or given, directly or indirectly, orally or in writing. Purchaser represents that it is a knowledgeable, experienced and sophisticated purchaser of real estate and that, except as expressly set forth in this Agreement and Seller's Closing Documents delivered to Purchaser at Closing, it is relying solely on its and its consultants' expertise and elective verification of any documents and information provided by Seller in purchasing the Property. Purchaser will conduct such inspections and investigations of the Property as Purchaser deems necessary, including, but not limited to, the physical and environmental conditions thereof, and shall rely upon same. Purchaser acknowledges that Seller has afforded Purchaser a full opportunity to conduct such investigations of the Property as Purchaser deemed necessary to satisfy itself as to the condition of the Property and the existence or non-existence or curative action to be taken with respect to any Hazardous Materials on or discharged from the Property, and will rely solely upon same and not upon any information provided by or on behalf of Seller or its agents or employees with respect thereto, other than such representations, warranties and covenants of Seller as are expressly set forth in this Agreement and Seller's Closing Documents delivered at Closing. Except for Seller's express representations and warranties set forth in this Agreement and Seller's Closing Documents, upon Closing, Purchaser shall assume the risk that adverse matters, including, but not limited to, adverse physical or construction defects or adverse environmental, health or safety conditions, may not have been revealed by Purchaser's inspections and investigations. Purchaser hereby represents and warrants to Seller that: (a) Purchaser is represented by legal counsel in connection with the transaction contemplated by this Agreement; and (b) Purchaser is purchasing the Property for business, commercial, investment or other similar purpose and not for use as Purchaser's residence. Purchaser waives any and all rights or remedies it may have or be entitled to, deriving from disparity in size or from any significant disparate bargaining position in relation to Seller.

Section 11.3 **Seller Released from Liability**. Purchaser acknowledges that, as of the Effective Date, it has had the opportunity to inspect the Property and observe its physical characteristics and existing conditions, and has also had the opportunity to conduct such investigation and study on and of the Property and adjacent areas as Purchaser deems necessary, and Purchaser hereby FOREVER RELEASES AND DISCHARGES Seller from all responsibility and liability, including without limitation, liabilities under the Comprehensive Environmental Response, Compensation and Liability Act Of 1980 (42 U.S.C. Sections 9601 et seq.), as amended ("**CERCLA**"), the Texas Solid Waste Disposal Act (Texas Health and Safety Code § 361.001 et seq. (Vernon 2001), as amended ("**SWDA**"), the Resource Conservation and Recovery Act (42 U.S.C. Section 9601 et seq.), as amended, and the Oil Pollution Act (33 U.S.C. Section 2701 et

seq.) regarding the condition, valuation, salability or utility of the Property, or its suitability for any purpose whatsoever (including, but not limited to, with respect to the presence in the soil, air, structures and surface and subsurface waters, of Hazardous Materials or other materials or substances that have been or may in the future be determined to be toxic, hazardous, undesirable or subject to regulation and that may need to be specially treated, handled and/or removed from the Property under current or future federal, state and local laws, regulations or guidelines, and any structural and geologic conditions, subsurface soil and water conditions and solid and hazardous waste and Hazardous Materials on, under, adjacent to or otherwise affecting the Property). Purchaser further hereby WAIVES (and by Closing this transaction will be deemed to have WAIVED) any and all objections and complaints (including, but not limited to, federal, state and local statutory and common law based actions, and any private right of action under any federal, state or local laws, regulations or guidelines to which the Property is or may be subject, including, but not limited to, CERCLA) concerning the physical characteristics and any existing conditions of the Property. Purchaser further hereby assumes the risk of changes in applicable laws and regulations relating to past, present and future environmental conditions on the Property and the risk that adverse physical characteristics and conditions, including, without limitation, the presence of Hazardous Materials or other contaminants, may not have been revealed by its investigation.

NOTWITHSTANDING THE FOREGOING, OR ANY OF THE OTHER PROVISION OF THIS AGREEMENT OR ANY OF SELLER'S CLOSING DOCUMENTS DELIVERED AT CLOSING, NOTHING IN THIS AGREEMENT OR ANY OF SELLER'S CLOSING DOCUMENTS DELIVERED AT CLOSING SHALL OPERATE TO RELIEVE SELLER WITH RESPECT TO (I) ANY BREACH OF ANY OF THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER UNDER THIS AGREEMENT, OR UNDER ANY OF SELLER'S CLOSING DOCUMENTS DELIVERED BY SELLER PURSUANT TO THIS AGREEMENT, (II) SELLER'S FRAUD, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT, (III) ANY PERSONAL INJURY OR TORT CLAIMS ARISING OR OCCURRING PRIOR TO CLOSING (OTHER THAN TO THE EXTENT PURCHASER IS REQUIRED TO INDEMNIFY AND DEFEND SELLER IN ACCORDANCE WITH THE PROVISIONS OF THIS AGREEMENT WITH RESPECT TO ANY SUCH TORT CLAIM), (IV) ANY THIRD-PARTY CLAIMS MADE OR CAUSES OF ACTION UNDER ANY CONTRACT ENTERED INTO BETWEEN SELLER AND ANY SUCH CLAIMANT ALLEGING A DEFAULT OR BREACH BY SELLER WHICH IS ALLEGED TO HAVE OCCURRED PRIOR TO THE CLOSING, AND/OR (V) ANY OF THE OBLIGATIONS OF SELLER UNDER THIS AGREEMENT THAT EXPRESSLY SURVIVE THE CLOSING, SUBJECT TO THE LIMITATIONS SET FORTH IN THIS AGREEMENT, INCLUDING THE LIABILITY CAP SET FORTH IN SECTION 9.3.

Section 11.4 **"Hazardous Materials" Defined**. For purposes hereof, "**Hazardous Materials**" means "**Hazardous Material**," "**Hazardous Substance**," "**Pollutant or Contaminant**," and "**Petroleum**" and "**Natural Gas Liquids**," as those terms are defined or used in Section 101 of CERCLA, any "solid waste" as defined in the SWDA, and any other substances regulated because of their effect or potential effect on public health and the environment, including, without limitation, PCBs, lead paint, asbestos, urea formaldehyde, radioactive materials, putrescible materials, and infectious materials.

Section 11.5 **Survival**. The terms and conditions of this Article 11 shall expressly survive the Closing, not merge with the provisions of any closing documents and shall be incorporated into the Deed.

Purchaser acknowledges and agrees that the disclaimers and other agreements set forth herein are an integral part of this Agreement and that Seller would not have agreed to sell the Property to Purchaser for the Purchase Price without the disclaimers and other agreements set forth above.

ARTICLE 12
MISCELLANEOUS

Section 12.1 **Parties Bound; Assignment**. This Agreement, and the terms, covenants, and conditions herein contained, shall inure to the benefit of and be binding upon the heirs, personal representatives, successors, and assigns of each of the parties hereto. Purchaser may assign its rights under this Agreement upon the following conditions: (a) the assignee of Purchaser must be an entity controlling, controlled by, or under common control with Purchaser, (b) all of the Earnest Money and Extension Fee (if applicable) must have been delivered in accordance herewith, (c) the assignee of Purchaser shall assume all obligations of Purchaser hereunder, but Purchaser shall remain primarily liable for the performance of Purchaser's obligations, (d) a copy of the fully executed written assignment and assumption agreement shall be delivered to Seller at least five (5) days prior to Closing, and (e) the requirements in Section 12.17 are satisfied.

Section 12.2 **Headings**. The article, section, subsection, paragraph and/or other headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

Section 12.3 **Invalidity and Waiver**. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party's right to enforce against the other party the same or any other such term or provision in the future.

Section 12.4 **Governing Law**. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the state in which the Real Property is located.

Section 12.5 **Survival**. The provisions of this Agreement that contemplate performance after the Closing and the obligations of the parties not fully performed at the Closing (other than any unfulfilled closing conditions which have been waived or deemed waived by the other party) shall survive the Closing and shall not be deemed to be merged into or waived by the instruments of Closing.

Section 12.6 **Entirety and Amendments**. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought. All Exhibits attached hereto are incorporated herein by this reference for all purposes.

Section 12.7 **Time**. Time is of the essence in the performance of this Agreement.

Section 12.8 **Confidentiality; Press Releases**. Neither Seller nor Purchaser shall make any public announcement, press release or disclosure of the transactions contemplated under this Agreement, including without limitation disclosure of the Purchase Price, nor any information related to this Agreement, to outside brokers, media or third parties, before or after the Closing, without the prior written specific consent of the other party; provided, however, that Purchaser may, subject to the provisions of Section 4.7, make disclosure of this Agreement to those parties permitted pursuant to the Access Agreement as necessary to perform its obligations hereunder and as may be required under laws or regulations applicable to Purchaser and Purchaser may disclose the details of this transaction to investors and potential investors and their investment advisors and brokers marketing such investments to potential investors. Without limiting the foregoing requirement for Seller approval, the name "Transwestern" or any derivation of

"TDC" shall not be used or referenced in any public announcement, press release or disclosure relating to the transactions contemplated under this Agreement. Purchaser acknowledges and agrees that the use of such name in any public announcement, press release or disclosure is not accurate and Purchaser will instruct Purchaser's partners, lenders, investors, brokers, agents, employees, officers, directors, attorneys and representatives (collectively, the "**Purchaser Parties**") to comply with this provision. Each of Seller and Purchaser, on behalf of itself and their respective affiliates, stipulates that the breach of the requirements of this Section 12.8 will cause irreparable harm to the other party for which damages may not constitute an adequate remedy. Accordingly, each of Seller and Purchaser agrees, on its own behalf and on behalf of their respective affiliates, that any breach of the requirements of this Section 12.8 may be enjoined by an appropriate court order or judgment. Remedies under this Section 12.8 are not limited to injunctive relief for a breach of the requirements of this Section 12.8, and all legal and equitable remedies will continue to be available to both Seller and Purchaser. The provisions of this Section 12.8 shall survive Closing.

Section 12.9 **No Electronic Transactions**. The parties hereby acknowledge and agree this Agreement shall not be executed, entered into, altered, amended or modified by electronic means. Without limiting the generality of the foregoing, the parties hereby agree the transactions contemplated by this Agreement shall not be conducted by electronic means, except as specifically set forth in the "Notices" section of this Agreement.

Section 12.10 **Notices**. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in Section 1.3. Any such notices shall, unless otherwise provided herein, be given or served (a) by depositing the same in the United States mail, postage paid, certified and addressed to the party to be notified, with return receipt requested, (b) by overnight delivery using a nationally recognized overnight courier, (c) by personal delivery, or (d) by electronic mail addressed to the electronic mail address set forth in Section 1.3 for the party to be notified with a confirmation copy delivered by another method permitted under this Section 12.10. Notice given in accordance herewith for all permitted forms of notice other than by electronic mail, shall be effective upon the earlier to occur of actual delivery to the address of the addressee or refusal of receipt by the addressee. Notice given by electronic mail in accordance herewith shall be effective upon the entrance of such electronic mail into the information processing system designated by the recipient's electronic mail address. Except for electronic mail notices as described above, no notice hereunder shall be effective if sent or delivered by electronic means. In no event shall this Agreement be altered, amended or modified by electronic mail or electronic record. A party's address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. Notices given by counsel to the Purchaser shall be deemed given by Purchaser and notices given by counsel to the Seller shall be deemed given by Seller.

Section 12.11 **Construction**. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and agree that the normal rule of construction - to the effect that any ambiguities are to be resolved against the drafting party - shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

Section 12.12 **Calculation of Time Periods**. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. The last day of any period of time described herein shall be deemed to end at 6:00 p.m. Houston, Texas time.

Section 12.13 **Execution in Counterparts**. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Agreement, the parties may execute and exchange by electronic mail counterparts of the signature pages, provided that executed originals thereof are forwarded to the other party on the same day by any of the delivery methods set forth in Section 12.9 other than electronic mail.

Section 12.14 **No Recordation.** There shall be no recordation of either this Agreement or any memorandum hereof, or any affidavit pertaining hereto, and any such recordation of this Agreement or memorandum or affidavit by Purchaser without the prior written consent of Seller shall constitute a default hereunder by Purchaser, whereupon Seller shall have the remedies set forth in Section 10.1 hereof. In addition to any such remedies, Purchaser shall be obligated to execute an instrument in recordable form releasing this Agreement or memorandum or affidavit, and Purchaser's obligations pursuant to this Section 12.14 shall survive any termination of this Agreement as a surviving obligation.

Section 12.15 **Further Assurances**. In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by either party at Closing, each party agrees to perform, execute and deliver, but without any obligation to incur any additional liability or expense, on or after the Closing any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated hereby or to further perfect the conveyance, transfer and assignment of the Property to Purchaser.

Section 12.16 **Discharge of Obligations**. The acceptance of the Deed by Purchaser shall be deemed to be a full performance and discharge of every representation and warranty made by Seller herein and every agreement and obligation on the part of Seller to be performed pursuant to the provisions of this Agreement, except those which are herein specifically stated to survive Closing.

Section 12.17 **ERISA**. Under no circumstances shall Purchaser have the right to assign this Agreement to any person or entity owned or controlled by an employee benefit plan if Seller's sale of the Property to such person or entity would, in the reasonable opinion of Seller's ERISA advisors or consultants, create or otherwise cause a "prohibited transaction" under ERISA. In the event Purchaser assigns this Agreement or transfers any ownership interest in Purchaser, and such assignment or transfer would make the consummation of the transaction hereunder a "prohibited transaction" under ERISA and necessitate the termination of this Agreement then, notwithstanding any contrary provision which may be contained herein, Seller shall have the right to terminate this Agreement.

Section 12.18 **No Third Party Beneficiary**. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

Section 12.19 **Reporting Person**. Purchaser and Seller hereby designate the Title Company as the "reporting person" pursuant to the provisions of Section 6045(e) of the Internal Revenue Code of 1986, as amended.

Section 12.20 **Like-Kind Exchange**. Purchaser may consummate the purchase of the Property as part of a so-called like-kind exchange (the "Exchange") pursuant to §1031 of the Internal Revenue Code of 1986, as amended, provided that (a) Purchaser shall notify Seller in writing no later than ten days before Closing that it intends to consummate this transaction as part of an Exchange, and shall provide with such notice all material information relating to the parties and properties to the Exchange; (b) all costs, fees, and expenses attendant to the Exchange shall be the sole responsibility of Purchaser, and Purchaser shall

indemnify and hold harmless Seller from and against any such costs, fees, and expenses; (c) the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of the Exchange be a condition precedent or condition subsequent to Purchaser's obligations and covenants under this Agreement; and (d) Seller shall not be required to acquire or hold title to any real property other than the Property for purposes of consummating the Exchange. Purchaser agrees to defend, indemnify and hold Seller harmless from any liability, damages, or costs, including (without limitation) reasonable attorneys' fees, that may result from Seller's acquiescence to the Exchange. Seller shall not, by this Agreement or acquiescence to the Exchange, (1) have its rights under this Agreement, including (without limitation) those that survive Closing, affected or diminished in any manner or (2) be responsible for compliance with or be deemed to have warranted to Purchaser that the Exchange in fact complies with §1031 of the Internal Revenue Code of 1986, as amended. The terms of this Section shall survive Closing.

[SIGNATURE PAGES AND EXHIBITS TO FOLLOW]

SIGNATURE PAGE TO AGREEMENT OF PURCHASE AND SALE BY AND BETWEEN

VERSITY INVEST, LLC

AND

TDC TANGLEWOOD REAL ESTATE OWNER, L.L.C.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year written below.

SELLER:

TDC TANGLEWOOD REAL ESTATE OWNER, L.L.C., a Delaware limited liability company

Date executed by Seller

April 11, 2022

By: [signature]
Name: B. Jeff Knowles
Title: Authorized Signatory

PURCHASER:

VERSITY INVEST, LLC, a Delaware limited liability company

Date executed by Purchaser

April ___, 2022

By:______________________
Name:____________________
Title:_____________________

SIGNATURE PAGE TO AGREEMENT OF
PURCHASE AND SALE
BY AND BETWEEN

VERSITY INVEST, LLC

AND

TDC TANGLEWOOD REAL ESTATE OWNER, L.L.C.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year written below.

SELLER:

TDC TANGLEWOOD REAL ESTATE OWNER, L.L.C., a Delaware limited liability company

Date executed by Seller

April ___, 2022

By:____________________
Name:____________________
Title:____________________

PURCHASER:

VERSITY INVEST, LLC, a Delaware limited liability company

Date executed by Purchaser

April 11, 2022

By: [signature]
Name: Blake Wettengel
Title: CEO

JOINDER BY ESCROW AGENT

Escrow Agent has executed this Agreement in order to confirm that Escrow Agent has received the Earnest Money and shall hold the Earnest Money required to be deposited under this Agreement and the interest earned thereto, in escrow, and shall disburse the Earnest Money, and the interest earned thereon, pursuant to the provisions of this Agreement.

CHICAGO TITLE INSURANCE COMPANY

Date executed by Escrow Agent

April 14, 2022

By: Karen Highfield
Name: KAREN HIGHFIELD
Title: SR.V.P.

LIST OF EXHIBITS

EXHIBIT A

LEGAL DESCRIPTION OF PROPERTY

3.0758 ACRES ALL OF
UNRESTRICTED TRACT "A"
TANGLEWOOD WOOD HOLLOW
HOUSTON, HARRIS COUNTY, TEXAS

All that certain 3.0758 acre tract of land all of Unrestricted Tract "A", Tanglewood Wood Hollow according to the plat thereof filed at Film Code Number 676183 Harris County Map Records and being all that certain 3.0758 acre tract of land described in a deed dated 02-05-2015 from Fairfield Woodway Square, LLC to TDC Tanglewood Real Estate Owner, L.L.C., filed in the Official Public Records of Real Property of Harris County, Texas at Clerk File Number 20150051685 and being more particularly described as follows.

BEGINNING at a found 5/8" iron rod in the west right-of-way line of Wood Hollow Drive (60' wide), at its intersection with the north line of Block 1, Unrestricted Reserve "A", San Felipe Square Replat No.1 according to the plat thereof filed at Film Code Number 599170 Harris County Map Records.

THENCE S 89°50'20" W - 151.60', with said north line to a set 5/8" iron rod with cap for corner;

THENCE N 00°10'00" W - 445.38', with the east line of Glencrest Office Park Number 1 according to the plat thereof filed at Volume 188, Page 83, Harris County Map Records to a found PK Nail for corner;

THENCE S 89°24'59" E - 226.15', with the south line of Reserve "F", Tanglewood Hollow according to the plat thereof filed at Film Code Number 674629, Harris County Map Records to a found 5/8" iron rod with cap marking a point on a curve to the left, having a central angle of 44°15'04", a radius of 100.00', a chord which bears S 67°17'28" E-75.33';

THENCE with said curve, and with the aforementioned west right-of-way line of Wood Hollow Drive for an arc distance of 77.23' to a set "X" in concrete marking the Point of Tangency;

THENCE S 89°25'00" E - 16.09', continuing with said west right-of-way line to a set 5/8" iron rod with cap marking the Point of Curvature of a curve to the right having a central angle of 90°00'00", a radius of 40.00', a chord which bears S 44°25'00" E-56.57',

THENCE with said curve, continuing with said west right-of-way line for an arc distance of 62.83' to a set 5/8" iron rod with cap marking the Point of Tangency;

THENCE S 00°35'00" W - 235.00', continuing with said west right-of-way line to a set "X" in concrete marking the Point of Curvature of a curve to the right having a central angle of 90°00'00", a radius of 40.00', a chord which bears S 45°35'00" W-56.57',

THENCE with said curve, continuing with said west right-of-way line for an arc distance of 62.83' to a set 5/8" iron rod with cap marking the Point of Tangency;

THENCE N 89°25'00" W - 54.60', continuing with said west right-of-way line to a set 5/8" iron rod with cap marking the Point of Curvature of a curve to the left having a central angle of 90°00'00", a radius of 100.00', a chord which bears S 45°35'00" W-141.42',

THENCE with said curve, continuing with said west right-of-way line for an arc distance of 157.08' to the POINT OF BEGINNING containing 3.0758 acres, (133,981 square feet) of land more or less.

EXHIBIT B

FORM OF SPECIAL WARRANTY DEED

STATE OF TEXAS	§	
	§	KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF HARRIS	§	

TDC TANGLEWOOD REAL ESTATE OWNER, L.L.C., a Delaware, limited liability company ("**Grantor**"), for and in consideration of the sum of $10.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, has GRANTED, BARGAINED, SOLD, and CONVEYED and by these presents does GRANT, BARGAIN, SELL, and CONVEY unto ____________________, a ________________ ("**Grantee**") the tract or parcel of land in Harris County, Texas, described in Exhibit A, together with all rights, titles, and interests appurtenant thereto including, without limitation, Grantor's interest, if any, in any and all adjacent streets, alleys, rights of way and any adjacent strips and gores (such land and interests are hereinafter collectively referred to as the "**Property**").

This Special Warranty Deed and the conveyance hereinabove set forth is executed by Grantor and accepted by Grantee subject to all ad valorem real estate taxes for the year 2022 and subsequent years, and further subject to all matters that a current, accurate survey of the Property would show, together with the matters described in Exhibit B attached hereto and incorporated herein by this reference, to the extent the same are validly existing and applicable to the Property (hereinafter referred to collectively as the "**Permitted Exceptions**").

TO HAVE AND TO HOLD the Property, together with all and singular the rights and appurtenances thereunto in anywise belonging, unto Grantee, its successors and assigns forever, and Grantor does hereby bind itself, its successors and assigns, to WARRANT AND FOREVER DEFEND all and singular the title to the Property unto the said Grantee, its successors and assigns against every person whomsoever lawfully claiming or to claim the same or any part thereof by, through, or under Grantor but not otherwise, subject to the Permitted Exceptions.

Grantee's address is: __________________________.

EXECUTED as of ____________________, 2022.

____

By:______________________________
Name:____________________________
Title:_____________________________

STATE OF TEXAS §
§
COUNTY OF __________ §

This instrument was acknowledged before me on ___________, 2022, by ____________, ______________ of ____________, a ______________, on behalf of said ______________.

____
Notary Public, State of Texas

EXHIBIT A TO SPECIAL WARRANTY DEED

Description of the Property

[To be attached]

EXHIBIT B TO SPECIAL WARRANTY DEED

Permitted Exceptions

[To be attached]

EXHIBIT C

FORM OF BILL OF SALE, ASSIGNMENT AND ASSUMPTION

BILL OF SALE, ASSIGNMENT AND ASSUMPTION

THIS BILL OF SALE, ASSIGNMENT AND ASSUMPTION is made as of the _____ day of ________________, 202__, by and between **TDC TANGLEWOOD REAL ESTATE OWNER, L.L.C.**, a Delaware, limited liability company ("**Assignor**"), and ________________________, a ________________________ ("**Assignee**").

W I T N E S S E T H:

For good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

1. Assignor hereby sells, transfers, assigns and conveys to Assignee the following:

(a) All right, title and interest of Assignor in and to all tangible personal property ("**Personalty**") set forth in the inventory on Exhibit A attached hereto and made a part hereof, and located on, and used in connection with the management, maintenance or operation of that certain land and improvements located in the County of Harris, State of Texas, as more particularly described in Exhibit B attached hereto and made a part hereof ("**Real Property**"), including, without limitation, the tangible personal property described on **Exhibit A-1** attached hereto, but specifically excluding any items of personal property owned or leased by Assignor's property manager and identified by Assignor in writing or tenants at or on the Real Property (collectively, the "**Tangible Owned Personal Property**") and further excluding any items of personal property owned by third parties and licensed or leased to Assignor as described in **Exhibit A-2** attached hereto (collectively, the "**Tangible Licensed Personal Property**").

(b) All right, title and interest of Assignor in and to those certain leases described on Exhibit C attached hereto and made a part hereof (the "**Tenant Leases**"), relating to the leasing of space in the Real Property and all of the rights, interests, benefits and privileges of the lessor thereunder, and to the extent Assignee has not received a credit therefor under the Purchase Agreement (as defined below), all prepaid rents and security and other deposits held by Assignor under the Tenant Leases and not credited or returned to tenants, but subject to all terms, conditions, reservations and limitations set forth in the Tenant Leases.

(c) To the extent assignable, all right, title and interest of Assignor in and to those certain contracts set forth on Exhibit D attached hereto and made a part hereof, and, to the extent assignable, all warranties, guaranties, indemnities and claims (including, without limitation, for workmanship, materials and performance) and which exist or may hereafter exist against any contractor, subcontractor, manufacturer or supplier or laborer or other services relating thereto (collectively, the "**Contracts**").

(d) All right, title and interest of Assignor in and to those agreements set forth on Exhibit E attached hereto and made a part hereof (the "**License Agreements**").

2. This Bill of Sale, Assignment and Assumption is given pursuant to that certain Agreement of Purchase and Sale (as amended, the "**Purchase Agreement**") dated as of April ___, 2022, between Assignor and Assignee, providing for, among other things, the conveyance of the Personalty, the Tenant Leases and the Contracts.

3. As set forth in Article 11 of the Purchase Agreement, which is hereby incorporated by reference as if herein set out in full and except as set forth herein, Assignor's right, title and interest, if any, in and to the Tangible Owned Personal Property and Tangible Licensed Personal Property conveyed hereunder is conveyed by Assignor and accepted by Assignee **AS IS, WHERE IS, AND WITHOUT ANY WARRANTIES OF WHATSOEVER NATURE, EXPRESS OR IMPLIED, EXCEPT AS EXPRESSLY SET FORTH IN THE PURCHASE AGREEMENT, IT BEING THE INTENTION OF ASSIGNOR AND ASSIGNEE EXPRESSLY TO NEGATE AND EXCLUDE ALL WARRANTIES, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, WARRANTIES CREATED BY ANY AFFIRMATION OF FACT OR PROMISE OR BY ANY DESCRIPTION OF SUCH TANGIBLE OWNED PERSONAL PROPERTY AND TANGIBLE LICENSED PERSONAL PROPERTY CONVEYED HEREUNDER, OR BY ANY SAMPLE OR MODEL THEREOF, AND ALL OTHER WARRANTIES WHATSOEVER CONTAINED IN OR CREATED BY THE TEXAS UNIFORM COMMERCIAL CODE.**

4. Assignee hereby accepts the assignment of the Personalty, the Tenant Leases, the Contracts and the License Agreements and agrees to assume and discharge, in accordance with the terms thereof, all of the obligations thereunder from and after the date hereof. Additionally, but without limiting the generality of the foregoing, Assignee agrees to assume and discharge all leasing commissions it is otherwise responsible for pursuant to Section 8.2 of the Purchase Agreement, which are otherwise set forth on **Exhibit F** attached hereto.

5. Subject to the limitations set forth in Section 9.3 of the Purchase Agreement, Assignee agrees to indemnify and hold harmless Assignor from any cost, liability, damage or expense (including attorneys' fees) arising out of or relating to Assignee's failure to perform any of the obligations arising under the Tenant Leases, Contracts or License Agreements, to the extent accruing on or after the date hereof.

6. Subject to the limitations on Assignor's liability set forth in Section 9.3 of the Purchase Agreement, Assignor agrees to indemnify and hold harmless Assignee from any cost, liability, damage or expense (including attorneys' fees) arising out of or relating to Assignor's failure to perform any of the obligations of Assignor under the Tenant Leases, Contracts or License Agreements, to the extent accruing prior to the date hereof.

7. This Bill of Sale, Assignment and Assumption may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

[*Signature Pages Follow*]

IN WITNESS WHEREOF, the parties hereto have executed this Bill of Sale, Assignment and Assumption as of the date first above written.

ASSIGNOR:

TDC TANGLEWOOD REAL ESTATE OWNER, L.L.C.,
a Delaware, limited liability company

By:______________________________
Name:___________________________
Title:____________________________

ASSIGNEE:

______________________________,
a _______________

By:______________________________
Name:___________________________
Title:____________________________

Exhibit A	Personalty
Exhibit B	Real Property
Exhibit C	Tenant Leases
Exhibit D	Contracts
Exhibit E	License Agreements
Exhibit F	Lease Cost and Expenses

EXHIBIT D

FIRPTA CERTIFICATE

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including Section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform ____________ ("**Transferee**") that withholding of tax is not required upon the disposition of a U.S. real property interest by ______________________ ("**Transferor**"), the undersigned, in their capacity as ___________ of **TDC TANGLEWOOD REAL ESTATE OWNER, L.L.C.**, a Delaware, limited liability company, but not individually, hereby certifies to Transferee the following on behalf of Transferor:

1. Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2. Transferor is not a disregarded entity as defined in Section 1.1445-2(b)(2)(iii);

3. Transferor's U.S. employer identification number is __________; and

4. Transferor's office address is __________________________.

Transferor understands that this certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Transferor.

Dated as of _________, 2022.

______________________________, a
____

By:______________________________
Name:____________________________
Title:_____________________________

STATE OF TEXAS §
§
COUNTY OF ____________ §

This instrument was acknowledged before me on ____________, 2022, by ______________, ________________ of ____________, a ________________, on behalf of said ________________.

____
Notary Public, State of Texas

SWORN TO AND SUBSCRIBED BEFORE ME by ____________________ on ________________________, 2022.

____
Notary Public, State of Texas

EXHIBIT E

NOTICE TO TENANTS

______________, ______

Dear Tenant:

You are hereby notified that **TDC TANGLEWOOD REAL ESTATE OWNER, L.L.C.**, a Delaware, limited liability company ("**Seller**"), the current owner of The Hayworth Apartments in Houston, Texas (the "**Property**") and the current owner of the landlord's interest in your lease in the Property, has sold the Property to ______________ ("**New Owner**"), as of the above date. In connection with such sale, Seller has assigned and transferred its interest in your lease and your security deposit thereunder in the amount of $___________ (the "**Security Deposit**") to New Owner, and New Owner has assumed and agreed to perform all of the landlord's obligations under your lease (including any obligations set forth in your lease or under applicable law to repay or account for the Security Deposit) from and after such date. New Owner acknowledges that New Owner has received and is responsible for the Security Deposit.

Accordingly, (a) all your obligations under the lease from and after the date hereof, including your obligation to pay rent, shall be performable to and for the benefit of New Owner, its successors and assigns, and (b) all the obligations of the landlord under the lease, including any obligations thereunder or under applicable law to repay or account for the Security Deposit, shall be the binding obligation of New Owner and its successors and assigns. Unless and until you are otherwise notified in writing by New Owner, the address of New Owner for all purposes under your lease is:

____

____

Very truly yours,

SELLER:

TDC TANGLEWOOD REAL ESTATE OWNER, L.L.C.,
a Delaware, limited liability company

By:_____________________________
Name:___________________________
Title:____________________________

NEW OWNER:

____

By:_____________________________
Name:___________________________
Title:____________________________

EXHIBIT F

PROPERTY INFORMATION

DUE DILIGENCE CHECKLIST
THE HAYWORTH, 1414 Wood Hollow Drive, Houston, TX 77056
1. PROPERTY INFORMATION
Site Plan indicating Building(s), Parking Area(s), Roadway Access and Undeveloped Land *(provided in Box folder)*
Structural and Architectural Plans *(provided in Box folder)*
As Built Plans and Drawings *(provided in Box folder)*
Floor Plans and Area Measurements *(provided in Box folder)*
Curent Leasing & Marketing Materials, including Property Brochure (if available) and Building Logo *(provided in Box folder)*
Building Licenses and Permits *(provided in Box folder)*
Certificate(s) of Occupancy *(provided in Box folder; Cert of Substantial Completion provided 4.11.22)*
Third Party Warranties (Roof, HVAC, Equipment etc) *(provided in Box folder)*
Pool & Spa Certification / Permits *(provided in Box folder)*
Personal Property List *(provided in Box folder)*
Inspection Reports (Termite/pest, Fire Alarm & Sprinkler, Fire Extinguisher, Elevator) *(provided in Box folder)*
Existing Phase I Environmental *(provided in Box folder)*
Capital Improvements Schedule Prior 3 Years with amount spent *(provided in Box folder)*
High resolution photos of interior and exterior of the Property, including aerials. *(provided in Box folder)*
Maintenance Reports *(provided in Box folder)*
Code Inspection Reports *(provided in Box folder)*
Fire Department Inspection Certificates *(provided in Box folder)*
2. LEASING INFORMATION
Current & Year-end Rent Rolls for prev 3 yrs (w/ charges broken out in excel (specifically base rent)
Prior Four Years Historical Monthly Occupancy and Rate history *(2018-2021 provided in Box folder)*
Current Pre-lease in excel w/ charges broken out in excel (specifically base rent) *(provided in Box folder)*
Leasing Status Report - applications, notice to vacate *(provided in Box folder)*
Lease Expiration Report *(provided in Box folder)*
Resident Demographics Report *(provided in Box folder)*
Schedule of Security Deposits *(provided in Box folder)*
Schedule of Leasing Concessions (current and future tenants) *(provided in Box folder)*
Copies of all Leases *(access provided to online portal)*
Utility Allowance Policy *(provided in Box folder)*
Market Survey *(provided in Box folder)*
Standard Form Lease Agreement *(provided in Box folder)*
Lease Schedules or Addendums *(provided in Box folder)*

Schedule of Unpaid Leasing Commissions *(provided in Box folder)*
Current Pre-Lease Concession Report (gifts cards and actual rent concessions) *(provided in Box folder)*
Current Leasing Plan and Status report (may be part of the Management Report) *(provided in Box folder)*
Lease Trade-out Reports for New Leases and Renewals
3. FINANCIAL INFORMATION
Historical Year-End Income Statements for Last 3 Years & Current Trailing 12 (Excel) *(provided in Box folder)*
YTD Monthly Operating Results *(provided in Box folder)*
Prior Real Estate Tax Bills (Last 3 Years) *(provided in Box folder)*
Last Six Month's Utility Schedule *(provided in Box folder)*
Tenant Delinquency Report *(provided in Box folder)*
Prepaids Report (at/near closing to determine prorations) *(provided in Box folder)*
Aged Delinquencies Report *(provided in Box folder)*
Accounts Receivable/Payable Reports *(provided in Box folder)*
Insurance Certificate *(provided in Box folder)*
Prior 3 Years of Insurance Loss Runs *(provided in Box folder)*
Staff List including Salaries, benefits, commission structure, free rent/housing *(provided in Box folder)*
4. LEGAL DOCUMENTATION
Existing Title Policy *(provided in Box folder & via email)*
Existing ALTA Survey *(provided in Box folder)*
Evidence of Zoning Compliance *(provided in Box folder)*
Easement Agreements *(provided in Box folder & hyperlink to title exception documents)*
5. PROPERTY/VENDOR CONTRACTS
Service Contract Schedule including Vendor, Description, Start Date, End Date, Term, Monthly Expense, Notice to Terminate *(provided in Box folder)*
Equipment Leases *(provided in Box folder)*
Landscaping *(provided in Box folder)*
Trash *(provided in Box folder)*
Internet/Cable/Telecommunications *(provided in Box folder)*
Pest Control *(provided in Box folder)*
Elevator *(provided in Box folder)*
Security *(provided in Box folder)*
Cleaning *(provided in Box folder)*
Utility Reimbursement *(provided in Box folder)*
Marketing/Advertising *(provided in Box folder)*
Alarm Monitoring *(provided in Box folder)*
Other Material Contracts *(provided in Box folder)*

EXHIBIT G

FORM OF DECLARATION

**DECLARATION OF
COVENANTS, CONDITIONS AND RESTRICTIONS**

THE STATE OF TEXAS §
§
COUNTY OF HARRIS §

THIS DECLARATION OF COVENANTS, CONDITIONS AND RESTRICTIONS (the "**Declaration**") is made and entered as of ___________, 2022, by TDC TANGLEWOOD REAL ESTATE OWNER, L.L.C., a Delaware limited liability company ("**Declarant**").

WITNESSETH:

WHEREAS, Declarant is the owner of the real property described on Exhibit "A" attached hereto (the "**Property**").

WHEREAS, Declarant desires to impose certain restrictions on the structure of ownership of the Property and certain other circumstances for the time period stated herein.

NOW, THEREFORE, for the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Declarant hereby agrees as follows:

1. Prohibition on Certain Development. From the date of this Declaration until October 31, 2028 (the "**Conversion Period**"), the Property shall not, without the prior written consent of Declarant, in its sole and absolute discretion, be developed as or converted to condominium ownership. No current or future owner of the Property or any portion thereof shall, without the prior written consent of Declarant, in its sole and absolute discretion, at any time during the Conversion Period, assign, transfer or convey all or any part of the Property in a manner creating a condominium or similar form of ownership. Any development, conversion or attempted development or conversion of the Property for condominium ownership or use prior to the expiration of the Conversion Period shall be a material breach of the Declaration, and shall entitle Declarant to exercise all rights and remedies at law, in contract or in equity in connection therewith. This Declaration, the rights and remedies of Declarant set forth in this Declaration, and the covenants and restrictions set forth in this Declaration, shall all run with, be binding upon, the Property and are binding upon all owners of such Property in accordance herewith.

2. Indemnity. Each current and future owner of all or any portion of the Property (an "**Indemnitor**") hereby agrees to indemnify, defend and hold harmless Declarant and Declarant's directors, officers, managers, employees and representatives (the "**Indemnitee**") from any and all liability or damages which Indemnitee may suffer as a result of claims, demands, costs, liens, judgments or awards against the Indemnitee, arising out of or as a result of any breach or violation of this Declaration; provided that each Indemnitor shall only have liability or any obligation under this provision as a result of the development of the Property as condominium or similar ownership or conversion of the Property to condominium or similar ownership, or an assignment by such Indemnitor that creates condominium or similar ownership, that occurs or was undertaken during such Indemnitor's ownership or control of the Property.

3. Mortgagee Protection. Notwithstanding anything to the contrary contained herein (i) no current or future lender that holds a first lien mortgage or deed of trust on the Property, or its successors

and assigns (collectively, "**<u>Lender</u>**") shall have any liability hereunder as a result of any development of the Property for condominium or similar ownership or the conversion of the Property to condominium or similar ownership (or any assignment that creates condominium or similar ownership) that was undertaken prior to the date that any such Lender acquires the Property, (ii) the liability of any current or future Lender or any affiliate thereof shall be limited solely to: (x) the period during which such Lender owns the Property, and (y) such Lender's interest in the Property, (iii) in no event shall a breach of the Declaration result in any party having a remedy or right of repurchase or reversion, and (iv) Lender shall not have any liability hereunder for permitting or consenting to the development of the Property for condominium or similar ownership or a conversion of the Property to condominium or similar ownership (or consenting to an assignment that creates condominium or similar ownership) whether by future owner of the Property or any other party other than Lender or its affiliates.

4. <u>Attorneys' Fees</u>. In the event that Declarant shall institute legal proceedings to enforce or construe any of the terms, provisions, covenants, conditions or restrictions set forth in this Declaration, Declarant shall be entitled to recover its reasonable attorneys' fees, litigation expenses and court costs from the violating party.

5. <u>No Waiver</u>. No waiver by Declarant of any provision hereof shall be deemed to have been made unless expressed in writing and signed by such party. No delay or omission in the exercise of any right or remedy accruing to either party upon any breach of this Declaration by Declarant shall impair such right or remedy or be construed as a waiver of such breach, and the waiver of any breach shall not be deemed a waiver of any other breach of the same or any other provision of this Declaration.

6. <u>Covenants Running With the Land</u>. All provisions of this Declaration should be interpreted as running with the land, so that the provisions hereof are binding upon and inure to the benefit of all present and future owners of all or any portion of the Property.

TO HAVE AND TO HOLD the Easement, together with all rights and interests appurtenant thereto, belonging to the owners of the Property, as applicable, and their successors and assigns forever.

IN WITNESS WHEREOF, the parties have caused this instrument to be executed on the day and year first above written.

<u>DECLARANT</u>:

TDC TANGLEWOOD REAL ESTATE OWNER, L.L.C., a Delaware, limited liability company

By:______________________________
Name:____________________________
Title:_____________________________

THE STATE OF TEXAS §
§
COUNTY OF ___________ §

This instrument was acknowledged before me on _____________, 2022, by ____________________, the ______________________ of ____________________, on behalf of said ____________.

____
Notary Public, State of ______________

EXHIBIT H-1

TANGIBLE OWNED PERSONAL PROPERTY

(See attached)

Leasing Office Furniture & Décor

Item	Quantity	Item Type/Location
ex. Art Work	2	1st Floor; Lobby
Glass Artwork	1	1st Floor; Lobby
Phone	1	1st Floor; Lobby
Gold Paper Holder	1	1st Floor; Lobby
Gold/Black Statues	2	1st Floor; Lobby
Copper Tray	1	1st Floor; Lobby
Gray Statue	2	1st Floor; Lobby
Buisness Card Holder	2	1st Floor; Lobby
Gold Picture Frame	1	1st Floor; Lobby
Resin Silver Table	1	1st Floor; Lobby
Glass Cook Tray	1	1st Floor; Lobby
Brown Chairs	4	1st Floor; Lobby
Coffee Table	1	1st Floor; Lobby
Black End Tables	2	1st Floor; Lobby
Pebble Candle Holders	2	1st Floor; Lobby
Orchid Flower Vase	1	1st Floor; Lobby
Tan Circle Rug	1	1st Floor; Lobby
Beverage Cart	1	1st Floor; Lobby
Laptop HP	1	1st Floor; Lobby
Brown Picture Frame	1	1st Floor; Lobby
Gold Artwork	1	1st Floor; Lobby
Clear Gold Candy Tray	2	1st Floor; Lobby
Gold Tray	1	1st Floor; Lobby
Ice Bucket	1	1st Floor; Lobby
Brown/Gold Entry table	1	1st Floor; Lobby
Gold Vases	2	1st Floor; Lobby
Purple Rose Flower Arangement	1	1st Floor; Lobby
Artwork	1	1st Floor; Lobby
Tall Lamps At Entry	2	1st Floor; Lobby
Black Cowhide Chairs	2	1st Floor; Lobby
Tan Curtains	4	1st Floor; Lobby
Tan Sofa Chairs	2	1st Floor; Lobby
Gold End Table	1	1st Floor; Lobby
Brown Coffee Table	1	1st Floor; Lobby
Couch	1	1st Floor; Lobby
Decorative Pillows	6	1st Floor; Lobby
Books	9	1st Floor; Lobby
Bronze Table lamps	2	1st Floor; Lobby
Black Statues	2	1st Floor; Lobby
Rectangle Rug	1	1st Floor; Lobby
Black End Tables	2	1st Floor; Lobby
Canvas Art Work	2	1st Floor; Lobby
Sharp TV	1	1st Floor; Lobby
Easles	4	1st Floor; Lobby
Doormat	1	1st Floor; Lobby
Gold Statues	5	1st Floor; Lobby
White Vases	4	1st Floor; Lobby
Bell Hop Cart	1	1st Floor; Lobby

Sun Room

Item	Qty	Location
ex. HP EliteOne 800 G4	1	Mail Rom Area
Tan Swivel Charis	2	Sun Room
Gray & Tan Rug	1	Sun Room
Square Coffee Tables	2	Sun Room
Metal Iron Statues	3	Sun Room
Black Tray	1	Sun Room
Marble Black Gray Box	1	Sun Room
Orchid Plant	1	Sun Room
Leather Brown Chairs	2	Sun Room
Blue Couch	1	Sun Room
Deco Pillows	9	Sun Room
Plastic End Tables	2	Sun Room
Gold End Tables	3	Sun Room
Gold Vase	3	Sun Room
Tan Chairs	2	Sun Room
Magazine Holder	1	Sun Room
Marble End Table	1	Sun Room
Gold People Statue	1	Sun Room
TV	1	Sun Room
Tables	2	Sun Room
Chairs	8	Sun Room
Wood Statues	2	Sun Room
Art Work	1	Sun Room
Gold Metal Star	1	Sun Room

Mail Room Area

Item	Qty	Location
ex. HP EliteOne 800 G4	1	Mail Rom Area
Gold Mirror Tray	1	Mail Rom Area
Gold Plant Vases	2	Mail Rom Area
Gold Stone Statues	3	Mail Rom Area
Books	3	Mail Rom Area
Silver End Table	1	Mail Rom Area
Gold Cube Statue	1	Mail Rom Area
White Plastic Artwork	1	Mail Rom Area
Artwork	9	Mail Rom Area
Glass Fruit Bowl	1	Mail Rom Area
Mirror Statues	2	Mail Rom Area
Gold/Silver Bowl	1	Mail Rom Area
Black Leather Chairs	2	Mail Rom Area
Glass End Table	1	Mail Rom Area
Gold Statue	1	Mail Rom Area
Books	2	Mail Rom Area

Business Center & Coffee Bar

Item	Qty	Location
ex. Printer	2	Business Center
Computer Screen	1	Business Center
Mouse	1	Business Center
Mouse Pad	1	Business Center
Keyboard	1	Business Center
Printer	1	Business Center
Black Chair	1	Business Center
Trash Can	1	Business Center
Large Chair	1	Business Center
Artwork	1	Business Center

Drawing Room

Item	QTY	Location
ex. Pool Table		Lounge
Black/Gray Artwork	2	Lounge
Armoire	1	Lounge
Artwork	2	Lounge
Tan Glass Vases	2	Lounge
Wood Leafy Artwork	1	Lounge
Sharp TV	1	Lounge
Sound Bar	1	Lounge
Large Rug	1	Lounge
Coffee Table	1	Lounge
Gold Clear Tray	1	Lounge
Book	1	Lounge
Black Gold Box	1	Lounge
Decorative Pillows	10	Lounge
Sectional couch	1	Lounge
Black & Gold End Tables	2	Lounge
Long Sofa Table	1	Lounge
Gold Palm Statues	3	Lounge
Flower Metal Black Vase	1	Lounge
Black Vases	2	Lounge
Books	9	Lounge
Tan Chairs	4	Lounge
Round Coffee Table	1	Lounge
Round Rug	1	Lounge
Gold Statue	1	Lounge
Black and Gold End Tables	2	Lounge
Sets Tan/Gray Curtains	6	Lounge
		Lounge
		Lounge
		Lounge

Model Inventory | Unit #545

Item	Quantity	Location
ex. Cookbook	1	Kitchen
Vases	2	Half Bath
Artwork	1	Half Bath
Rug	1	Half Bath
Soap Dispenser	1	Half Bath
Decorative Item	1	Half Bath
Wallart	1	Entry Way
Barstools	2	Kitchen
Glasses	2	Kitchen
Wine Glasses	6	Kitchen
Vases	6	Kitchen
Placematts	2	Kitchen
Tray	1	Kitchen
Decorative Item	4	Kitchen
Table	1	Dining
Chairs	4	Dining
Wallart	1	Dining
Decorative Item	1	Dining
Vase	1	Dining
Vase	2	Dining
Armor	1	Dining
Rug	1	Kitchen
Decorative Item	19	
Dusters	2	Laundry
Throw Blanket	1	Laundry
Basket	1	Laundry
Wallart	9	
Rug	1	Living
Couch		
Pillows	4	Living
Vases	3	
Table		
Coffee Table	1	Living
Standing Lamp	1	Dining
Standing Decorative Item	1	Living
Books	10	
Love Chairs	2	Living
End Table	1	Living
Lamp	2	Living
Curtains	6	
Nightstand	4	Bedroom
Lamps	4	Bedroom
Queen Bed		
Full Bed		
Comforters	2	
Pillows	14	Bedroom
Dresser	2	Bedroom
Chair	2	Bedroom
Vases	4	Bedroom
Mirror	3	Bedroom
Towels	8	Bathrooms
Basket	3	Closet
Rug	1	Bathroom
Scrubber	1	Bathroom
Patio Chairs	2	Patio
Pillows	4	Patio
Tables	4	Patio

Fitness Center Inventory

Item	Quantity	Item Type/Location
ex. 4Front	2	Fitness Center
Smith Machine	1	Fitness Center
MultiTrainer	1	Fitness Center
Combo Leg/Curl	1	Fitness Center
Combo Latt Pull Down	1	Fitness Center
Spin Bike	2	Fitness Center
Ab Leg Raise	1	Fitness Center
Adjustable Benches	2	Fitness Center
Ab Bench	1	Fitness Center
Hype Extenion	1	Fitness Center
Seated Stretch	1	Fitness Center
Treadmills	3	Fitness Center
Arctrainer	2	Fitness Center
Recumbent Bike	1	Fitness Center
Smart Strike	1	Fitness Center
Kettle Balls	8	Fitness Center
Ab Balls	3	Fitness Center
Bosu Balls	2	Fitness Center
Ab Ball Rack	1	Fitness Center
Step Up Bench	3	Fitness Center
Weighted Balls	6	Fitness Center
Weighted Ball Rack	1	Fitness Center
Black Mats	3	Fitness Center
Purple Stretch Mats	3	Fitness Center
Blue Foam Rollers	2	Fitness Center
Green Foam Rollers	2	Fitness Center
Stretch Bands	9	Fitness Center
Vertical Dumbell Rack	1	Fitness Center
Weights to Vertal Rack	14	Fitness Center
Tissue Dispenser	1	Fitness Center
Towel Table	1	Fitness Center
Wicker Baskets	2	Fitness Center
Horizontal Dumbell Rack	1	Fitness Center
Dumbells	16	Fitness Center
Weighted Plates	8	Fitness Center

POOL & OUTDOOR ITEMS

Item Name	Quantity	Location of Piece	Item Description (If applicable)
ex: Large Floor Cushions	3	5th Floor; Terrace	Floral Print
Planter	8	Pool	
Couch	1	Pool	Near Firepit
Pillows	9	Pool	Decorative, near firepit
Tanning Bed	4	Pool	
Hightop Table	4	Pool	3 - 4 chair, 1 - 6 chair
Chairs	14	Pool	High-top table chairs
Cabana	3	Pool	
Pillows	25	Pool	Pillows in cabanas
Grill Matt	1	Pool	
In- Pool Chaise	4	Pool	
Lounge Chairs	14	Pool	Surrounding pool
Small Tables	10	Pool	Tables near lounge chairs
Stools	4	Pool	Tan, Near Cabana
Telescopic Pool Cleaning Pole	2	Pool	

Maintenance Shop

[illegible]
ex. Generator
Tornado Windshear 3200 3-Speed Air Mover
Tornado Windshear 3200 3-Speed Air Mover
RIDGID® K-400 Drain Snake
Stinger 2.5 Gallon Wet/Dry Vacuum
Namco 110 Pint, Auto Pump Out Commercial Dehumidifier
Namco 110 Pint, Auto Pump Out Commercial Dehumidifier
Mi-T-M 4,200 PSI Gas Pressure Washer, 3.4 GPM
ROTO VAC
Haier HPN12XCM BTU Portable Air Conditioner
NAMCO OZONE MACHINE
JB 6 CFM Eliminator Vacuum Pump
Uniweld Oxy-Acetylene Torch Kit
Inficon Vortex Dual Refrigerant Recovery Machine
NAMCO FLOORWASH 1000
NAMCO SHAMPOO MACHINE THE HUSKY SCOOTER
Delmhorst Digital Pin-Type Moisture Meter
Inficon Wey-TEK Electronic Charging Refrigerant Scale
Inficon Tek-Mate Refrigerant Leak Detector
Inficon® GAS-Mate® Combustible Gas Leak Detector
Ryobi 18 Volt ONE+ 18 Gauge Cordless Brad Nailer
Ryobi® 6.1 Amp Variable Speed Orbital Jigsaw
Ryobi® One+ Jobplus Base, Multi-Tool
Echo 25.4cc Handheld Gas Air Blower
DeWalt® 20V Max Cordless 1/2 Gallon Wet/Dry Vacuum
50 Pound Recovery Cylinder
JB® R-410A Refrigeration Charging Manifold
Graco Ultimate Cordless Handheld Airless Sprayer 17N164
Drill Driver Milwaukee 3/8 M12 Cordless
Milwaukee M18 4-Piece Combo Kit
MILWAUKEE 1/4" Hex M12 Fuel
Milwaukee Convertible Aluminum Hand Truck
PetraTools Electric Disinfecting Fogger Backpack Sprayer
4 Gal. Internal Piston-Pump Back Pack Sprayer
Sanitaire TRADITION Commercial Vacuum
Sanitaire SPAN Wide Track 28 in Wide Area Vacuum
Louisville Ladder 4' Aluminum Step Ladder Type 1
DEWALT 5-in-1 Multi-Position Pro Ladder
Louisville Ladder 10 Foot Fiberglass Step Ladder

Management Office

Item	Qty	Location
ex. HP EliteOne 800 G4	1	Back Office
Artwork	1	Manager
Desk	1	Manager
Guest Chairs	1	Manager
Rolling Desk Chair	1	Manager
File Cradenzas	1	Manager
Office Phone	1	Manager
Crystal Décor Stand	3	Manager
Trash Can	1	Manager
Clock Star Stand	1	Manager
Gold Paper Holder	1	Manager
Gold Flower Light Fixture	1	Manager
Computer	1	Manager
Artwork	1	Assistant
Desk	1	Assistant
Guest Chairs	1	Assistant
Rolling Desk Chair	1	Assistant
File Cradenza	1	Assistant
Office Phone	1	Assistant
Gold Ladder Artwork	2	Assistant
Trash Can	1	Assistant
Gold Flower Light Fixture	1	Assistant
Computer	1	Assistant
Check Scanner RDM	1	Assistant
Artwork	1	Leasing
Desk	1	Leasing
Rolling Desk Chair	2	Leasing
File Cradenza	1	Leasing
Office Phone	2	Leasing
Gold Statue Décor	2	Leasing
Trash Can	1	Leasing
Gold Flower Light Fixture	1	Leasing
Computer	1	Leasing
Artwork	2	Leasing Office Foyer
Color Printer HP Laser Jet	1	Leasing Office Foyer
Copy Machine Rental Kopi-r (Serv	1	Leasing Office Foyer

Guest Suite

Item	Quantity	Location
Keurig Coffee Machine	1	Guest Suite 308
Tramontina Ice Machine	1	Guest Suite 308
Glass Canisters	3	Guest Suite 308
Metal Bowl	1	Guest Suite 308
Mirror Tray	1	Guest Suite 308
Coffee Mugs	2	Guest Suite 308
Glasses	6	Guest Suite 308
Black & White Vase	2	Guest Suite 308
Gold Vase With White Flowers	1	Guest Suite 308
Gray Rug	1	Guest Suite 308
Wicker Basket	1	Guest Suite 308
Towels	6	Guest Suite 308
Wash Cloths	3	Guest Suite 308
Bath Mat	1	Guest Suite 308
Gray Rug	2	Guest Suite 308
Glass Canisters	2	Guest Suite 308
Art Work	1	Guest Suite 308
Entertainment Stand/Dresser	1	Guest Suite 308
Sharp TV	1	Guest Suite 308
Rug	1	Guest Suite 308
Gold Bowl	1	Guest Suite 308
Chain With Deco Pillow	1	Guest Suite 308
Gray & White Curtain	1	Guest Suite 308
Lamps	2	Guest Suite 308
King Bed	1	Guest Suite 308
Pillows	10	Guest Suite 308
Gold & Silver Deco	1	Guest Suite 308
Plant	1	Guest Suite 308
Night Stands	2	Guest Suite 308
Ironing Board/Iron	1	Guest Suite 308

Guest Suite #364

Item	Quantity	Location
1/2 Bath		Guest Suite 364
Toilet Brush	1	Guest Suite 364
Trash Can	1	Guest Suite 364
Kitchen		Guest Suite 364
Knife Stand	9	Guest Suite 364
Forks	13	Guest Suite 364
Spoons	8	Guest Suite 364
Table Knives	8	Guest Suite 364
Grater, Peeler, Scooper, Pizza Cutte	1	Guest Suite 364
Serving Utensils	5	Guest Suite 364
Drinking Glasses	16	Guest Suite 364
Saucepans	5	Guest Suite 364
Saucepans Lids	4	Guest Suite 364
Frying Pans	2	Guest Suite 364
Salad Plates	11	Guest Suite 364
Salt & Peper Shaker	1	Guest Suite 364
Papwer Towel Holder	1	Guest Suite 364
Toaster	2	Guest Suite 364
Dish Towel	1	Guest Suite 364
Pot Holders	2	Guest Suite 364
Cloth Napkins	5	Guest Suite 364
Blender	1	Guest Suite 364
Drip Coffe Maker	1	Guest Suite 364
Blender	1	Guest Suite 364
Pod Coffee Machine	1	Guest Suite 364
Pyrex & Lids	5+3	Guest Suite 364
Strainer	1	Guest Suite 364
Measuring Cup	1	Guest Suite 364
Coffee Cups	9	Guest Suite 364
Bowls	8	Guest Suite 364
Short Glasses	11	Guest Suite 364
Wine Glasses	14	Guest Suite 364
Dining/Living		Guest Suite 364
Metal Vase	1	Guest Suite 364
Bar Stools	3	Guest Suite 364
Toilet Plungers	2	Guest Suite 364
Mop	1	Guest Suite 364
Dining Table	1	Guest Suite 364
Dining Chairs	4	Guest Suite 364
Wall Art	3	Guest Suite 364
Tall Mirror	1	Guest Suite 364
Placemats	4	Guest Suite 364
Candle Holder	1	Guest Suite 364

Serving Plates	3	Guest Suite 364
Cushions	6	Guest Suite 364
70" Sofa	1	Guest Suite 364
Arm Chair	1	Guest Suite 364
Lamps	2	Guest Suite 364
Remote Controls	2	Guest Suite 364
Fake Plant	1	Guest Suite 364
Decorative Balls	3	Guest Suite 364
Sideboard	1	Guest Suite 364
Wall Art	3	Guest Suite 364
Laundry Room		Guest Suite 364
Vacuum Cleaners	2	Guest Suite 364
Iron	1	Guest Suite 364
Ironing Board	2	Guest Suite 364
Dining Table Extenstion	1	Guest Suite 364
Laundry Basket	1	Guest Suite 364
Master Bedroom		Guest Suite 364
Chest Drawers	1	Guest Suite 364
Decorative Objects	4	Guest Suite 364
Wall Mirror	1	Guest Suite 364
Armless Chair	1	Guest Suite 364
Cushions	2	Guest Suite 364
Lamps	2	Guest Suite 364
Blanket	1	Guest Suite 364
Sheets	1	Guest Suite 364
Dust Ruffle & 2 Shams	1	Guest Suite 364
Pillows	4	Guest Suite 364
Night Stands	2	Guest Suite 364
Kind Bed/Springs/Mattress	1	Guest Suite 364
Headboard	1	Guest Suite 364
Bathroom		Guest Suite 364
Toothbrush Holder	2	Guest Suite 364
Soap Dish	2	Guest Suite 364
Liquid Soap Dispenser	2	Guest Suite 364
Decorative Item	1	Guest Suite 364
Spare Sheets	5	Guest Suite 364
Towels	3	Guest Suite 364
Washcloths	3	Guest Suite 364
Hand Towels	2	Guest Suite 364
Trash Can	1	Guest Suite 364
Second Bedroom		Guest Suite 364
Chest of Drawers	1	Guest Suite 364
Wall Art	2	Guest Suite 364
Decorative Item	1	Guest Suite 364
Candle Holder/Candle	1	Guest Suite 364
Lamp	1	Guest Suite 364
Side Table	1	Guest Suite 364

Duvet	1	Guest Suite 364
Blanket	1	Guest Suite 364
Sheet Set	1	Guest Suite 364
Pillows	1	Guest Suite 364
Queen Bed	1	Guest Suite 364
Tan Headboard	1	Guest Suite 364
Toothbrush Holder	1	Guest Suite 364
Soap Dish	1	Guest Suite 364
Trash Can	1	Guest Suite 364
Pillow Shams	1	Guest Suite 364

Conference Room

Item	Qty	Location	Item Description (if applicable)
ex. Generator	1	Conference Room	Serial
Conference Table	1	Conference Room	
Chairs	6	Conference Room	
Bronze Vases	2	Conference Room	
Bowl with Flowers	1	Conference Room	
Gray Vases	3	Conference Room	
End Table	1	Conference Room	
Metal Plant Vase	1	Conference Room	
Artwork	1	Conference Room	
TV (Sharp)	1	Conference Room	
Conference Telephone	1	Conference Room	AA08115268671

EXHIBIT H-2

TANGIBLE LICENSED PERSONAL PROPERTY

Personal Property Leased	
Company	*Items*
HandyTrac	Bio-Metric Touchpads
ECOLO	AirPro System; 3XStreme Vapor Control Stations; AirStreme Fan Dispensers
Kopi-R Services	Konica Copier with fax, scan, and print
Compactor Rentals of America	Apartment Mini Mac Compactor

EXHIBIT I-1

LICENSE AGREEMENTS

1. Services Agreement with Comcast of Houston, LLC for telecommunications service (Video, Cable Internet, Telephone).
2. Marketing Contract with AT&T Services, Inc. for residential telecommunications service (Video, Internet, Voice).

EXHIBIT I-2

SERVICE CONTRACTS

	Service Contracts
1	Valet Living Agreement
2	Waste Management
3	Ceaders Valet
4	Texas Turf Management
5	Cornerstone Control Systems
6	Conservice Service
7	Easement Agreement for Recreation
8	Aire-Master - Scent Marketing Agreement
9	FISH Window Cleaning
10	AT&T Dedicated Internet & Voice Bundle Agreement
11	HandyTrac
12	ECOLO
13	Engrain
14	EnviroSMART Pest Solutions
15	KONE Care Maintenance
16	Classic Protection Systems, Inc.
17	Security Nationwide, Inc.
18	Helix Media 360
19	Kings III Emergency Communication
20	Kopi-R Services LLC
21	RealPage
22	ApartmentData.com - Advertising Agreement
23	LeaseStar
24	Compactor Rentals of America
	Non-Cancellable Service Contracts
25	Comcast of Houston, LLC (broadband services)
26	AT&T Connected Communities (telecom services)

FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT

THIS FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT (this "**First Amendment**") is made effective as of May 18, 2022 ("**Amendment Effective Date**"), by and between **TDC TANGLEWOOD REAL ESTATE OWNER, L.L.C.**, a Delaware limited liability company (**"Seller"**), and **VERSITY INVEST, LLC**, a Delaware limited liability company (**"Purchaser"**). Seller and Purchaser are sometimes referred to in this Agreement individually as a "**Party**" and collectively as the "**Parties**".

RECITALS

WHEREAS, Seller and Purchaser entered into that certain Purchase and Sale Agreement dated April 11, 2022 (the "**Purchase Agreement** "), pursuant to which Seller agreed to sell and Purchaser agreed to purchase that certain residential apartment project known as "The Hayworth" located at 1414 Wood Hollow Dr., Houston, Texas (the "**Property**").

WHEREAS, the Parties now desire to enter into this First Amendment to amend the Purchase Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1. Recitals. The recitals set forth above are true and correct and are hereby incorporated into this First Amendment in their entirety.

2. Definitions. Each of the initially capitalized terms used in this First Amendment and not otherwise defined in this First Amendment shall have the meaning given to it in the Purchase Agreement.

3. Extension of Closing Date. The Parties agree that the Closing Date shall be, and hereby is, extended to June 30, 2022. In exchange for the extension of the Closing Date, Purchaser agrees as follows:

(a) Purchaser shall deposit with Escrow Agent within three (3) business days of the Amendment Effective Date the additional sum of Five Hundred Thousand Dollars ($500,000), which amount shall be added to and become a part of the Earnest Money. Immediately upon receipt of such additional Earnest Money, Escrow Agent is hereby instructed to release Two Hundred and Fifty Thousand Dollars ($250,000) of such additional Earnest Money to Seller, which amount shall be held by Seller as Earnest Money. The additional amount deposited and held by Escrow Agent and/or released to Seller shall constitute Earnest Money and shall be applied against the Purchase Price at the Closing or be retained by Seller or refunded to Purchaser by Escrow Agent or Seller, all in accordance with the terms of the Purchase Agreement.

(b) Purchaser shall deposit with Escrow Agent on or before June 15, 2022 a second additional sum of Five Hundred Thousand Dollars ($500,000), which amount shall be added to and become a part of the Earnest Money. Immediately upon receipt of such additional Earnest Money, Escrow Agent is hereby instructed to release Two Hundred and Fifty Thousand Dollars ($250,000) of such additional Earnest Money to Seller, which amount shall be held by

Seller as Earnest Money. The additional amount deposited and held by Escrow Agent and/or released to Seller shall constitute Earnest Money and shall be applied against the Purchase Price at the Closing or be retained by Seller or refunded to Purchaser by Escrow Agent and Seller, all in accordance with the terms of the Purchase Agreement.

4. Credit at Closing. Seller agrees to provide to Purchaser at the Closing a credit of Two Hundred and Thirty Thousand Dollars ($230,000) for kitchen cabinet replacement, which amount is to be applied against amounts to be paid by Purchaser at the Closing.

5. Restatement and Reaffirmation of Purchase Agreement. The Parties acknowledge and agree that except as modified by this First Amendment, the terms and provisions of the Purchase Agreement shall remain unchanged. If there is any conflict between the terms and provisions of the Purchase Agreement and this First Amendment, the terms and provisions of this First Amendment shall control and prevail.

6. Counterparts. This First Amendment may be executed in counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same instrument. To facilitate execution of this First Amendment, the Parties may exchange copies of signatures by electronic transmission in portable document format (pdf), facsimile transmission or other fixed format, which copies shall be deemed originals of this First Amendment. Any counterpart of this First Amendment that is delivered by electronic transmission or facsimile transmission shall be deemed to have been fully and properly executed and delivered, for all purposes hereof and shall be binding on the Party delivering such counterpart.

[The remainder of this page is intentionally blank; signatures on the next page.]

IN WITNESS WHEREOF, the Parties have executed this First Amendment as of the Amendment Effective Date.

SELLER:

TDC TANGLEWOOD REAL ESTATE OWNER, L.L.C.,
a Delaware limited liability company

By: ______________________
Name: B. Jeff Knowles
Title: Authorized Signatory

PURCHASER:

VERSITY INVEST, LLC,
a Delaware limited liability company

By: ______________________
Name: Blake Wettengel
Title: CEO